Notice of Annual Meeting of Shareholders and 2014 Proxy Statement
Questar Corporation 333 South State Street Salt Lake City, Utah 84111

April 7, 2014
Dear Fellow Shareholder:
Please join me at Questar's 2014 Annual Meeting of Shareholders, which will be held on Thursday, May 22, 2014, beginning at 3:30 p.m. (MDT). This year, the meeting will be held in St. George, Utah. At the meeting, you will have an opportunity to vote for eight director nominees to Questar's Board and other important matters described in the attached Notice and Proxy Statement.
All director nominees were elected at the last annual meeting except for Rebecca Ranich, who the Board appointed last September. Ms. Ranich has been a valuable addition to our Board with her extensive experience in the natural gas business, including her association with the Gas Technology Institute and worldwide experience with natural gas pipelines, as well as her work with risk management and sustainability practices.
Director and former chairman, president and CEO, Keith Rattie, has announced his intention to retire from the Board and will not be standing for re-election. Keith has served on the Board since February 2001 and has been a tremendous leader at Questar. His vision and direction have richly rewarded Questar and its shareholders. We could not have been better served. Keith presided over Questar during a time of unprecedented growth and oversaw the successful separation of the company's non-utility related businesses in 2010. I personally appreciate his friendship and the role he played during the transition period after the separation.
In addition to the formal items of business at the Annual Meeting, we will review major company developments over the past year and share our plans for the future.
Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented. Please vote your shares online or by calling the designated toll-free telephone number. You may also request a printed copy of the proxy materials and proxy card to complete and return. Instructions on each of these voting methods are outlined in the attached Proxy Statement. Please vote as soon as possible.
I hope to see you on May 22nd.

Sincerely,

Ronald W. Jibson Chairman of the Board President and Chief Executive Officer

QUESTAR CORPORATION
333 South State Street
Salt Lake City, Utah 84111
______________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
on May 22, 2014
_______________________________________

The Annual Meeting of Shareholders of Questar Corporation, a Utah corporation (Questar or the Company), will be held at 3:30 p.m. local time on Thursday, May 22, 2014, at Entrada at Snow Canyon Country Club located at 2537 West Entrada Trail, St. George, Utah, 84770. The meeting’s purpose is to:

1.	Elect eight directors to serve one-year terms;

2.	Ratify the selection of Ernst & Young LLP the Company’s independent auditor;

3.	Approve on an advisory basis the compensation of the Company's named executive officers; and

4.	Act on any other matters that may properly come before the meeting.

Only shareholders at the close of business on March 14, 2014, the record date, may vote at the Annual Meeting or any adjournment or postponement of it. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to provide admission to the meeting. This Proxy Statement is being provided to shareholders on or about April 7, 2014.
YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote online, by phone or by mailing a proxy card. Voting online, by phone or by written proxy ensures your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting online or by phone is fast and convenient, reduces postage and proxy tabulation costs and your vote is immediately tabulated.

By Order of the Board of Directors

Julie A. Wray Corporate Secretary

April 7, 2014
Salt Lake City, Utah

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting on May 22, 2014: The Company’s Proxy Statement and Annual Report to Shareholders are available at
http://investor.shareholder.com/questarcorp/financials.cfm

Questar Corporation 2014 Proxy Statement 2

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

QUESTAR CORPORATION PROXY STATEMENT

The Board of Directors (Board) of Questar Corporation (Questar or the Company) is furnishing you this Proxy Statement to solicit proxies on the Company's behalf to be voted at the Annual Meeting of Shareholders on Thursday, May 22, 2014, or any adjournment or postponement of that meeting. The Board is making these materials available to you online or, upon your request, delivering printed versions of these materials to you by mail.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who is asking for my vote and why am I receiving this document?

A:
The Board asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this Proxy Statement. This Proxy Statement is a document that Securities and Exchange Commission (SEC) regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf.

Q:	What is a proxy?

A:
A proxy is your legal designation of another person to vote the shares you own. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers -- Mr. Kevin W. Hadlock and Mr. Thomas C. Jepperson -- as proxies or proxy holders for the 2014 Annual Meeting.

Q:	Who can vote?

A:	Shareholders at the close of business on March 14, 2014, may vote at the Annual Meeting. Each holder is entitled to one vote for each share owned on that date.

Q:	If I am a shareholder of record, what am I voting on?

A:	You will be voting on:

•	Item 1 – the election of eight directors to serve until their terms expire at the Company's 2015 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

•	Item 2 – the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent auditor for 2014.

•	Item 3 – an advisory resolution approving the compensation of the Company's named executive officers.

Q:	How does the Board recommend that I vote my shares?

A:	For the reasons described in more detail later in this Proxy Statement, the Board recommends that you vote:

•	FOR each of the nominees in Item 1.

•	FOR the ratification of Ernst & Young LLP as the Company's independent auditor for 2014.

•	FOR the advisory resolution approving the Company's named executive officers compensation.

Q:	How do I vote?

A:
You may vote by Internet. You may submit your vote by proxy online by following the instructions provided in the Notice Regarding Availability of Proxy Materials (the Notice) or on the proxy card mailed to you or sent to you electronically. The Notice provides instructions for accessing proxy materials on a website or for requesting printed copies of the proxy materials.

You may vote by phone. You may submit your vote by proxy over the phone by following the instructions provided in the Notice or proxy card.

Questar Corporation 2014 Proxy Statement 3

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

You may vote by mail. If you received a printed set of the proxy materials, you may submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.
You may vote in person at the meeting. All shareholders of record may vote in person by ballot at the Annual Meeting. Ballots will be available to those wanting to do so.

Q:	How do I vote if my shares are held by a broker, bank or other nominee?

A:
If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions provided by that broker, bank or nominee regarding how to vote or how to revoke your voting instructions.

Q:	How will my shares held in street name be voted if I do not provide voting instructions?

A:
New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner provides voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions.

According to NYSE rules, if you are a street-name holder and you do not provide instructions to your broker on Item No. 2, your broker can vote your shares at its discretion on this matter. If you are a street-name holder and do not provide instructions to your broker on Items No. 1 and 3, your broker may not vote your shares on these matters.

Q:	What constitutes a quorum?

A:
On the March 14, 2014 record date, the Company had 175,144,275 shares of common stock issued and outstanding. A majority of those shares, or 87,572,138, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted to determine if a quorum is present.

Q:	What vote count is required to approve each proposal?

A:
Election of Directors: Election of the director nominees named in Item No. 1 requires that more shares are voted “for” a nominee than “against” the nominee unless there are more nominees for director than available positions, in which case the candidates receiving the highest number of affirmative votes of the shares entitled to be voted are elected as directors. At this time, the Company does not expect more nominees for director than available positions. Shares represented by executed proxies are voted, unless contrary instructions are provided, for the election of the nominees named in Item No. 1. Votes may be cast "for" or "against" all of the director nominees, or any of them. Abstentions and broker non-votes, if any, are not counted as having been voted and have no effect on the outcome of the election of directors. Shareholders may not cumulate votes in the election of directors.

Ratification of the Company's Independent Auditor: Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2014, as specified in Item No. 2, requires that more shares are voted in favor of the proposal than against it. If this selection is not ratified by shareholders, the Finance and Audit Committee may reconsider its decision. Abstentions and broker non-votes, if any, are not considered votes cast and will have no effect on the proposal’s outcome.
Advisory Vote to Approve Named Executive Officers Compensation: The advisory vote approving named executive officers compensation, Item No. 3, requires that more shares are voted in favor of the proposal than against the proposal. Abstentions and broker non-votes, if any, are not considered votes cast on this proposal and will have no effect on the proposal's outcome. While this is a non-binding, advisory vote, the Board and its Management Performance Committee will consider the voting results.

Q:	Who may attend the Annual Meeting?

A:
Any shareholder of record as of March 14, 2014, may attend. If you own shares through a bank, broker or other nominee, please obtain a letter, account statement, or other evidence of your ownership as of that date. Directions to the Annual Meeting from the I-15 Freeway traveling from the North to St. George is as

Questar Corporation 2014 Proxy Statement 4

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

follows: Take exit #8 to St. George Blvd. Turn right onto St. George Blvd. On the last light, turn right onto Bluff Street. Follow the signs to Ivins and turn left onto Snow Canyon Pkwy. In about 2.5 miles, turn left into Entrada development.

Q:	How will my vote be handled on other matters?

A:
The Company's Bylaws limit the matters presented at the Annual Meeting to those in the Notice of Annual Meeting of Shareholders, those properly presented by the Board of Directors, and those presented by shareholders if written notice of the matter is given to the Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary date of the prior year's Annual Meeting. (See "Other Matters" below for details of the Company's Bylaw requirements.) No other matter is expected to come before the Annual Meeting. If another matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion.

Q:	How do I revoke a proxy?

A:
You may revoke your proxy by submitting a new proxy with a later date, including a proxy given online or by phone. You also may notify the Corporate Secretary before the meeting by mail at the address shown on the Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting and vote by ballot, any proxy previously submitted is revoked.

Q:	Who pays for the solicitation?

A:
The Company pays for solicitation of proxies and reimburses banks, brokers, and other custodians for reasonable charges to forward materials to beneficial holders. The Company hired Georgeson Inc. as a proxy solicitor to assist with proxy material preparation and the solicitation of votes as requested. The Company will pay Georgeson Inc. a $13,500 fee plus customary costs and expenses for these services, and it has agreed to indemnify Georgeson Inc. against certain liabilities specific to this engagement.

Questar Corporation 2014 Proxy Statement 5

ITEM NO. 1 - ELECTION OF DIRECTORS

ITEM NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors has nominated eight directors for election at the Annual Meeting. The directors elected will hold office until the next Annual Meeting or until their successors are elected and qualified. All the nominees are currently Questar directors elected by shareholders at the 2013 Annual Meeting, except for Rebecca Ranich, who was appointed to the Board in September 2013. Ms. Ranich was first brought to the attention of the Governance and Nominating Committee by our Chairman and Chief Executive Officer. After reviewing her qualifications and abilities, including her global natural gas industry experience, background in energy development, natural gas pipelines, and risk management, as well as her extensive leadership and management skills, the Board approved her appointment effective October 1, 2013. A more detailed description of her qualifications and her background is provided below.

In addition to Ms. Ranich, upon the recommendation of the Governance and Nominating Committee, the Board has also nominated Teresa Beck, R. D. Cash, Laurence M. Downes, Christopher A. Helms, Ronald W. Jibson, Harris H. Simmons and Bruce A. Williamson for election as directors at the Annual Meeting. Current director Keith O. Rattie is not seeking Board reelection and will be retiring at the Annual Meeting.

Elected nominees will hold office for one-year terms expiring at the 2015 Annual Meeting of Shareholders. Each nominee has consented to being named in this Proxy Statement and to serve as a director, if elected.

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE

Questar is a Rockies-based integrated natural gas holding company with three main complementary lines of business operating through three principal subsidiaries:

•
Questar Gas Company, which provides retail natural gas distribution to residential, industrial and commercial customers in Utah, southwestern Wyoming and southeastern Idaho, at gas rates historically among the lowest in the nation.

•
Wexpro Company, our unique natural gas-development subsidiary, which develops and produces natural gas from reserves contractually dedicated and sold to Questar Gas at its cost of service. This includes an after-tax return under the terms of the comprehensive "Wexpro Agreement" of about 20 percent on its investment base as defined in that agreement.

•	Questar Pipeline Company, which provides FERC-regulated interstate natural gas transportation, underground storage services, and other energy services primarily in Utah, Wyoming and Colorado.

Questar also formed Questar Fueling Company in 2012 to develop, own and operate unregulated natural gas fueling facilities, primarily for large trucking fleets. In 2013, Questar formed Wexpro Development Company to acquire oil and gas properties for potential inclusion under the new Wexpro II Agreement, which was approved in late 2013 by Utah and Wyoming state public service commissions to also provide natural gas on a cost-of-service basis to Questar Gas customers.
Based on its business, the Company benefits from directors with knowledge and expertise in the financial, operational and engineering aspects of natural gas development, transmission and local distribution. In addition, it benefits from a diverse slate of directors with broad backgrounds in energy and natural resources, finance, legal, risk management, manufacturing, consumer retail, insurance as well as political, educational, social and environmental concerns. Key criteria and qualifications that the Governance and Nominating Committee uses in annually reviewing the qualifications and abilities of each director, as well as any nominees include: experience as a public company senior officer or extensive finance or accounting experience; leadership skills to serve as a committee chair and provide guidance on corporate governance and compensation practices; willingness to commit time and energy to serve as a director; experience in the Company's lines of business or understanding of the Company's business environment; ability to exercise independent judgment and mature analysis; and a reputation for integrity. The Board considers racial, gender and other diversity as part of the total picture when determining director qualifications.

Questar Corporation 2014 Proxy Statement 6

ITEM NO. 1 - ELECTION OF DIRECTORS

Each nominee's biographical information appears below, and includes specific qualifications, experience, skills and expertise considered by the Governance and Nominating Committee. The nominees have engaged in the same principal occupation for the past five years unless otherwise indicated. Ages are current as of the record date.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES LISTED BELOW

2014 DIRECTOR NOMINEES

Teresa Beck age 59	Director since 1999 Finance and Audit Committee Governance and Nominating Committee Management Performance Committee (Chair)

Ms. Beck served as President of American Stores Co., from 1998 to 1999, and as American Stores' Chief Financial Officer from 1993 to 1998. Prior to joining American Stores, Ms. Beck served as an audit manager for Ernst & Young LLP.

Outside boards:  Ms. Beck has served as a director of Albertsons Inc., Amylin Pharmaceuticals, Inc., ICOS Corporation, and Lexmark International, Inc. Ms. Beck is also a director of the Nature Conservancy and the Nature Conservancy of Utah, and serves on the University of Utah's National Advisory Council.

Director qualifications, attributes, skills and experience:  Ms. Beck brings to the Board significant executive, financial and public company director experience. Ms. Beck has chaired audit committees for two other public companies and chaired the nominations committee for another public company. Ms. Beck also brings a broad background in environmental, health and educational areas.

R. Don Cash age 71	Director since 1977
Mr. Cash served as the Company’s Chief Executive Officer from May 1984 to May 2002 and as the Company’s Chairman of the Board from May 1985 to May 2003.

Outside boards: Mr. Cash serves as a director of Zions Bancorporation, National Fuel Gas Company, and Associated Electric and Gas Insurance Services Limited. Mr. Cash was a director of TODCO (The Offshore Drilling Company) and Texas Tech Foundation, Inc.

Director qualifications, attributes, skills and experience: Mr. Cash brings to the Board significant executive and public company director experience as well as extensive knowledge of the Company’s history and operations because of his prior positions at the Company. Mr. Cash has a broad background and perspective on oil and gas exploration and production, banking, energy underwriting and risk management.

Questar Corporation 2014 Proxy Statement 7

ITEM NO. 1 - ELECTION OF DIRECTORS

Laurence M. Downes age 56	Director since 2010 Governance and Nominating Committee (Chair) Management Performance Committee
Mr. Downes has been with New Jersey Resources Corporation since 1985, and has served as its President and Chief Executive Officer since 1995 and its Chairman of the Board since 1996.

Outside boards: In addition to serving as Chairman of New Jersey Resources, Mr. Downes is a director and past chairman of the American Gas Association; trustee of the Natural Gas Council; and member of the Board of the New Jersey Economic Development Authority, as well as a trustee of the American Gas Foundation.

Director qualifications, attributes, skills and experience: Mr. Downes brings to the Board significant executive leadership and public company director experience. From his years as an executive and director of New Jersey Resources, Mr. Downes has extensive knowledge in the areas of business strategy, safety, risk oversight, management and corporate governance. He also has significant financial expertise as well as a wealth of experience and knowledge in the energy industry, particularly the natural gas utility business. Mr. Downes' board positions at natural gas trade organizations have positioned him to bring industry knowledge to our Board.

Christopher A. Helms age 59	Director since May 2013 Finance and Audit Committee Governance and Nominating Committee

Mr. Helms is the founder and Chief Executive Officer of US Shale Energy Advisors LLC. Prior to his retirement in 2012, Mr. Helms was Executive Vice President and Group Chief Executive Officer of NiSource Inc., and Chief Executive Officer and Executive Director of NiSource Gas Transmission and Storage (2005-2011). Prior to NiSource, Mr. Helms was the President and Chief Executive Officer of CMS Panhandle Companies, wholly-owned by CMS Energy Corporation (1999-2003); and from 1990 to 1999, held various positions of increasing responsibility with Duke Energy Corporation.

Outside boards: Mr. Helms serves as a director of MPLX GP LLC, a midstream crude oil and products pipeline limited partnership; and Coskata, Inc., a renewable energy company. He has previously served on the boards of the Millennium Pipeline Company LLC and Centennial Pipeline Company LLX. He has also served as a director of the Marcellus Shale Coalition; Vice Chair of the Interstate Natural Gas Association of America; and Chair of the Southern Gas Association.

Director qualifications, attributes, skills and experience: Mr. Helms brings to the Board strong executive leadership and strategic management skills. His over 35 years of experience in the industry, with extensive involvement in the midstream energy business including operations, joint ventures, mergers and acquisitions, enables him to provide insight on issues impacting the Company's business. He also has experience and skills in the areas of law, corporate governance, finance, accounting, compliance, and strategic planning and risk oversight.

Questar Corporation 2014 Proxy Statement 8

ITEM NO. 1 - ELECTION OF DIRECTORS

Ronald W. Jibson age 60	Director since 2010 Chairman since July 2012

Mr. Jibson has served as the Company’s President and Chief Executive Officer and a director since June 2010. He was appointed Chairman of the Board effective July 1, 2012. Mr. Jibson is also President and CEO of both Wexpro Company and Questar Gas Company, and is Chairman of Questar Pipeline Company.

Outside boards: Mr. Jibson serves as a director of IdaCorp, Inc. and its subsidiary Idaho Power and National Fuel Gas Company. He is immediate past chair of the Board of Directors of the American Gas Association and past chair of Western Energy Institute. He also serves on the Board of Gas Technology Institute, is Chair of Utah State University's Board of Trustees and the Salt Lake Chamber Board of Governors, as well as the past chair of the Economic Development Corporation of Utah.

Director qualifications, attributes, skills and experience: Mr. Jibson brings to the Board 33 years of service at Questar, during which time he has gained extensive leadership and natural gas industry experience. As both Chairman of the Board and Questar's President and CEO, Mr. Jibson is able to provide strong leadership and communicate to the Board on Questar's strategic business plans, operations, performance, regulatory issues and any other developments. With his participation in industry organizations, he brings a broad knowledge of the natural gas industry as well as current industry trends and developments.

Rebecca Ranich age 60	Director since Oct. 2013 Finance and Audit Committee* Management Performance Committee*

Ms. Ranich is a former energy executive with more than 25 years of leadership experience in the energy industry. She was most recently a director with Deloitte Consulting LLP, where she led the firm's Federal Government Energy Advisory and Sustainability practice which focused on sustainable business practices, working with the federal government and industry clients advising on mitigating and managing risks related to energy supply/demand and climate-change issues. Prior to joining Deloitte Consulting, Ms. Ranich was responsible for a number of major oil and gas pipeline projects, including working at PSG International to develop/lead negotiations and implement the TransCaspian Gas pipeline; and as an executive with Michael Baker Corporation, a large U.S. engineering firm providing services for transportation, energy and infrastructure investments, with responsibility for Europe and former Soviet Union operations.

Outside boards: Ms. Ranich is currently Vice Chair of the Board of Directors for Gas Technology Institute, and is Chair of the Nominating Committee and member of the Investment Committee. Ms. Ranich is also a member of the Global Advisory Committee for Earth Day Network's "Women and the Green Economy" Campaign.

Director qualifications, attributes, skills and experience: With her strong background and wealth of experience in energy development and risk management at both the executive and operational levels, Ms. Ranich is well positioned to make significant contributions to the Board. Her addition brings additional diversity to the Board with her work on sustainable environmental practices and strong worldwide industry experience. Ms. Ranich also brings to the Board her successful track record of establishing, building and leading business.
*As of February 11, 2014

Questar Corporation 2014 Proxy Statement 9

ITEM NO. 1 - ELECTION OF DIRECTORS

Harris H. Simmons age 59	Director since 1992 Finance and Audit Committee Governance and Nominating Committee Lead Director since May 2013

Mr. Simmons has served as President and Chief Executive Officer of Zions Bancorporation (Zions) since 1990 and as Chairman of Zions’ Board since 2002. He has served in a variety of positions at Zions and Zions First National Bank for more than 32 years, including Chief Financial Officer for Zions for five years. Zions is a financial services company that operates about 500 full-service banking offices in 10 states.

Outside boards:  Mr. Harris serves as a director and member of the audit committee of O. C. Tanner Company and a director and member of the audit and compensation committees of National Life Holding Company. He is past chair of the American Bankers Association and a member of the Financial Services Roundtable.

Director qualifications, attributes, skills and experience: Mr. Simmons brings extensive financial, executive management and public company director experience, as well as intimate knowledge of the community, public and political environment in which the Company operates its utility business. His local knowledge helps the Board understand the perspective of the Company's utility customers.

Bruce A. Williamson age 54	Director since 2006 Finance and Audit Committee (Chair) Management Performance Committee

Mr. Williamson is the President and Chief Executive Officer and a director of Cleco Corporation. Prior to joining Cleco in 2011, Mr. Williamson served as Dynegy Inc.'s President and Chief Executive Officer and a director from 2002 to 2011 and as Chairman of Dynegy's Board of Directors from 2004 to 2011. Mr. Williamson served as Senior Vice President Finance & Corporate Development at PanEnergy Corporation and led the negotiations of the merger with Duke Energy where he became President and Chief Executive Officer of Duke Energy Global Markets. He began his career with Shell Oil Company where he advanced to Treasurer.

Outside boards: In addition to serving as director of Cleco, Mr. Williamson is currently a director of Southcross Energy. He was formerly a director of Dynegy Inc. Mr. Williamson is also on the Dean's Board of the University of Houston.

Director qualifications, attributes, skills and experience: Mr. Williamson brings extensive experience in executive management as well as a 30-year career in virtually all facets of the energy industry, including exploration, production, midstream and downstream pipelines and electric power. He also has significant experience in finance, mergers and acquisitions and restructuring transactions.

Questar Corporation 2014 Proxy Statement 10

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company is committed to good corporate governance. The Board of Directors has established the Corporate Governance Guidelines which include information regarding the Board's role and responsibilities, director qualifications and determination of director independence, as well as the establishment of the Board committees. Each committee is also governed by a separate charter setting forth its roles and responsibilities. The Board regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines, the committee charters and other governance materials as it deems necessary and appropriate.

GOVERNANCE HIGHLIGHTS

•	Annual election of all directors by majority vote

•	Of the eight director nominees, seven are independent

•	Independent lead director

•	Independent audit, compensation and governance committees

•	Regular executive sessions of independent directors

•	All directors attended at least 75 percent of meetings

•	Annual board and committee self-evaluations

BOARD LEADERSHIP STRUCTURE

The Company's governance documents allow the Board to select the appropriate leadership structure for the Company. The Board believes that while there is no single model that is the most effective in all circumstances, the shareholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure at a given time. This includes whether the Chairman role should be held by a non-executive director or by the CEO serving on the Board. The Board members possess considerable experience and unique knowledge of the Company's challenges and opportunities, and are in the best position to evaluate how to effectively organize director and management capabilities to meet Company needs.
The current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Director, and strong active independent directors. Mr. Jibson, as Chairman and CEO, has more than 33 years of service with the Company in a variety of positions of increasing responsibility and leadership, and holds senior leadership positions in organizations in the community and industry. As the individual primarily responsible for the day-to-day management of business operations, he is best positioned to chair regular board meetings as the directors discuss key business and strategic issues. The Company believes that combining Mr. Jibson's role as CEO with the Chairman position allows the Board to benefit from Mr. Jibson's insight and perspective regarding Company affairs, risks and opportunities during deliberations.
Lead Independent Director
To ensure that the independent directors play a leading role in our current leadership structure, the Board has established the position of Lead Director. Mr. Simmons currently serves as our Lead Director, taking on that role after former director Mr. Gary Michael retired last May. The Lead Director supports the role of the independent directors by providing leadership to the independent directors and working closely with the Chairman of the Board and CEO. Among other powers and responsibilities, the Lead Director performs the following:

•	presides over the executive sessions of the independent directors;

•
collaborates with the Chairman and CEO and Corporate Secretary on setting the annual calendar for all regular meetings of the Board and its committees, as well as setting the agendas for all board and committee meetings;

•	maintains close contact with Board committee chairs;

•	facilitates communication between the directors and the CEO; and

•	communicates the Board's evaluation of the CEO to the CEO.

Questar Corporation 2014 Proxy Statement 11

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board believes this structure provides a well-functioning and effective balance between strong Company leadership and productive board meetings, and appropriate safeguards and oversight by independent directors.

BOARD MEETINGS AND COMMITTEES

In 2013, the Company's Board of Directors held four regular meetings and three special teleconferences. The Board committees held a total of 14 meetings. All directors attended at least 75 percent of the meetings of the Board and the committees on which they sit. The Company's directors are expected to attend the Company's Annual Meeting. All directors attended the Company's 2013 Annual Meeting.

The Board has three standing committees: audit (Finance and Audit); nominating (Governance and Nominating); and compensation (Management Performance). Only independent directors serve on the committees, which are governed by written charters. The charters, along with the Company’s Business Ethics and Compliance Policy and Corporate Governance Guidelines, are available on the Company's website at http://investor.shareholder.com/questarcorp/documents.cfm and in print without charge at any shareholder’s request to the Corporate Secretary.

The table below lists the committee members and chairs as of December 31, 2013.

Director	Finance and Audit	Management Performance	Governance and Nominating
Teresa Beck	X	Chair	X
R. D. Cash
Laurence M. Downes		X	Chair[1]
Christopher A. Helms	X		X
Ronald W. Jibson
Rebecca Ranich
Keith O. Rattie
Harris H. Simmons	X		X
Bruce A. Williamson	Chair	X

Number of committee meetings	5	5	4

[1]
Prior to Mr. Michael's retirement in May 2013, in addition to being the lead independent director, he served as chair of the Governance and Nominating Committee and also served as a member of the Management Performance Committee. Mr. Downes was appointed Chair of the Nominating Committee following Mr. Michael's retirement.

Finance and Audit Committee
The Finance and Audit Committee reviews auditing, accounting, financial reporting, risk management and internal control functions; appoints the Company's independent auditor; monitors financing requirements, dividend policy, and investor-relations activities; and oversees compliance activities. The Board has determined that each Finance and Audit Committee member meets the independence requirements of the NYSE and the SEC rules, meets the NYSE's financial literacy requirements and, except for Ms. Ranich, who was elected to serve as a member effective February 11, 2014, qualifies as an audit committee financial expert as defined by the SEC. The Finance and Audit Committee frequently meets in executive sessions with the Company’s independent and internal auditors.

Governance and Nominating Committee
The Governance and Nominating Committee functions as the Company's nominating committee and is responsible for governance activities, particularly board and committee evaluations and committee assignments. All members are independent directors.
The Governance and Nominating Committee’s Charter defines the criteria for director nominees, including nominees recommended by shareholders and self-nominees. The Governance and Nominating Committee also

Questar Corporation 2014 Proxy Statement 12

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

considers shareholder nominations using the criteria as set forth above in the Election of Directors section. Shareholders interested in submitting names of candidates who satisfy most or all of the above criteria should submit written notice of the candidates' names and qualifications to the Governance and Nominating Committee chair at the Company's address. These nomination letters are forwarded to the Committee chair without screening.
Ms. Ranich's Appointment as a New Director -- The Governance and Nominating Committee devoted time and effort reviewing Ms. Ranich's qualifications based on the recommendation from the Chairman and CEO. Considering the above qualifications, the Committee reviewed and recommended to the Board Ms. Ranich's appointment as a director.
Management Performance Committee

The Management Performance Committee (MPC) functions as the Company’s compensation committee and is responsible for various aspects of our executive compensation program including:

•
Reviewing the recommended base salary as well as the annual and long-term incentive award opportunities for the Company's President and CEO and other officers considering the competitiveness of each officer's total compensation package;

•	Reviewing and selecting the Company's peer group for compensation benchmarking purposes;

•	Reviewing the recommended financial and operating goals and objectives for the short-term and long-term incentive programs, and verifying the achievement of such goals; and

•	Administering our equity-based and other executive compensation plans.

For additional information regarding the MPC's executive compensation-related activities, see this Proxy Statement's section titled "Compensation Discussion and Analysis" or CD&A. The MPC also oversees Board compensation decisions. It frequently reviews leadership development and succession planning, with the full Board reviewing executive succession planning on a regular basis. The MPC chair works with the Company's CEO and the Director of Benefits and Compensation to establish the agenda for the MPC meetings. The MPC frequently meets in executive session to discuss and approve compensation decisions, particularly with respect to the CEO. All independent Board members must also approve the CEO's total compensation. The MPC reports regularly to the Board on matters relating to its responsibilities.
Management Performance Committee Interlocks and Insider Participation

The Management Performance Committee members during 2013 were Messrs. Downes, Michael (until his retirement in May 2013), Williamson and Ms. Beck as Chair. No Company officer or employee has been a member of the MPC during 2013 or at any other time. Additionally, no MPC member had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No Company executive officer has served on the compensation committee of any other entity that has or has had one or more executive officers who served as a MPC member during the 2013 fiscal year.

INDEPENDENCE AND RELATED-PERSON TRANSACTIONS

Independence of Directors

The Board affirmatively determined that, with the exception of Mr. Jibson, all of the Company's directors are independent as defined by the NYSE. The criteria used to determine independence are listed in Questar's Corporate Governance Guidelines which is available on Questar’s website at http://investor.shareholder.com/questarcorp/documentdisplay.cfm?DocumentID=3883. The Company determined that a director can be considered independent even if he or she has a relationship with a company or other entity that purchases natural gas from Questar Gas Company at regulated rates. The Board determines director independence by considering the director's responses to questionnaires and other information from internal records.

Questar Corporation 2014 Proxy Statement 13

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Related-person Transactions

There are no relationships or related-person transactions between the Company and any of its directors or officers that must be disclosed under federal securities laws. The Company requires executive officers and directors to report to the Corporate Secretary any event or anticipated event that may qualify as a related-person transaction under Section 404(b) of Regulation S-K. The Corporate Secretary would report those transactions to the Finance and Audit Committee. The Company also collects information from annual questionnaires sent to officers and directors that reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, it is investigated according to the Company’s Business Ethics and Compliance Policy. The Board’s Finance and Audit Committee reviews such transactions to determine whether they conflict with the Company’s best interests, impact a director’s independence or conflict with Questar's Business Ethics and Compliance Policy. If a related-person transaction is completed, the Finance and Audit Committee determines if it will require rescission of the transaction, disciplinary action or reevaluation of a director’s independence.

DIRECTOR RETIREMENT POLICY

The Board has a retirement policy that allows an outside director to continue serving until the Annual Meeting following his or her 72nd birthday. Mr. Michael retired in May 2013 pursuant to that policy. The Board does not otherwise limit the number of terms that a director may serve.

Questar Corporation 2014 Proxy Statement 14

BOARD RISK OVERSIGHT

BOARD RISK OVERSIGHT

The Company has developed an enterprise risk management program (ERM program) to identify risks across the Company, assess the likelihood and potential impact of these risks and develop and monitor strategies to prevent, mitigate or manage them. The goal of the ERM program is to maintain a high level of awareness and control over operational, financial, environmental, compliance, strategic and other risks that could adversely affect achievement of the Company's business objectives. The ERM program is administered by the Chief Risk Officer and General Counsel.
The full Board is responsible for overseeing and reviewing with management the ERM program, including the actions taken to identify, assess and mitigate risks. The Chief Risk Officer and General Counsel make semi-annual formal presentations to the Board about the ERM program. The Board can question management about the effectiveness of the ERM program, the elements of the risk-management framework and specific risk mitigation strategies implemented. Management also updates the Board regularly on specific risks and mitigation strategies during the Board's review of the annual corporate capital and operating budgets, corporate strategy, and any new business opportunities as well as in other reports made to the Board and its committees. Additional review of or reporting on specific enterprise risks is conducted as needed or as requested by the Board or a committee.

Each of the Board committees is responsible for oversight of risks relevant to its areas of responsibility as follows:

Finance and Audit Committee - The Finance and Audit Committee has primary responsibility for oversight and evaluation of the Company's financial and compliance risks. It oversees the independent auditor, internal audit, financial reporting, as well as Questar's Business Ethics and Compliance Policy. The Finance and Audit Committee regularly asks management, internal audit staff, and the Company's independent auditor about financial risks or exposures, including financial statement risks. It reviews on a quarterly basis financial, internal controls, credit, compliance, security, legal and regulatory risks that may have material adverse effects on the Company.

Governance and Nominating Committee - The Governance and Nominating Committee oversees risks associated with corporate governance, including corporate governance practices, Board and committee leadership structure and composition as well as director qualifications and independence. The Governance and Nominating Committee reviews compliance with the Company's Corporate Governance Guidelines and any changes or amendments to the Guidelines or to any of the committee charters.

Management Performance Committee - The Management Performance Committee oversees compensation and human resources risks. The Management Performance Committee, with assistance from an independent compensation consultant, periodically reviews the compensation programs to ensure they do not promote excessive risk-taking. The Management Performance Committee uses the risk assessment to determine that Questar’s compensation practices and policies do not create risks that are reasonably likely to have material adverse effects on the Company. The Management Performance Committee determined in 2013 that the compensation policies and programs are balanced across multiple financial and operating metrics and time periods, thus supporting sound risk management.

Questar Corporation 2014 Proxy Statement 15

COMMUNICATION WITH DIRECTORS

COMMUNICATION WITH DIRECTORS

Any Questar shareholder or other interested party may send communications to Questar's Board of Directors, including the independent directors as a group, the Lead Director or any other individual Board member, by submitting those communications to the appropriate person or group at the following address:

[Name of Appropriate Person or Group]
c/o Corporate Secretary
Questar Corporation
P.O. Box 45433
Salt Lake City, Utah 84145-0433

The independent directors of the Board have designated the Corporate Secretary to receive and process all written communications sent to directors. The Corporate Secretary will timely forward any written communication directly to the designated director(s), or to the Lead Director if the communication is made to the full Board. The Corporate Secretary has authority to discard solicitations, advertisements, or other inappropriate communications.

Questar Corporation 2014 Proxy Statement 16

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified Board candidates. The Management Performance Committee annually reviews the fees and retainers paid to the directors for services rendered, and recommends any changes to the Board. An independent executive compensation and corporate governance consultant, Meridian Partners LLC (Meridian), also assists in the review of director compensation by providing benchmark compensation data and recommendations for compensation-program design. Directors who also serve as Company employees do not receive payment for Board services.
In 2013, non-employee directors received the following retainer and meeting fees:

Description	Fees ($)
Annual board member retainer	50,000
Additional lead director retainer	15,000
Additional retainer for chair, Finance and Audit Committee and Management Performance Committee	15,000
Additional retainer for chair, Governance and Nominating Committee	10,000
Board meeting fee (per day)	2,000
Committee meeting fee for committee chair	1,500
Committee meeting fee	1,100
Telephone attendance board meeting fee	900
Telephone attendance committee meeting fee for chair	800
Telephone attendance committee meeting fee	600

2014 change to director fees. Effective January 1, 2014, Questar's Board revised the compensation for its non-employee directors by eliminating any meeting fees, and increasing the annual board member retainer to $70,000 (with lead director and committee chair retainer fees remaining the same).
Directors may receive their fees in cash or they may defer receipt of all fees according to the Questar Corporation Deferred Compensation Plan for Directors (the Director Deferred Compensation Plan) described below.
DIRECTOR EQUITY UNDER LONG-TERM STOCK INCENTIVE PLAN (LTSIP).
Pursuant to the LTSIP, directors are eligible to receive stock options, stock appreciation rights, restricted stock and/or restricted stock units (RSUs) and other awards referenced to our common stock. In 2013, directors received grants of restricted stock and restricted stock units. Directors may defer all, but not less than all, of the equity awarded to them pursuant to the Director Deferred Compensation Plan.
DIRECTOR DEFERRED COMPENSATION PLAN.
Non-employee directors can participate in the Director Deferred Compensation Plan which allows them to defer both their cash and equity compensation for their service as a Company director. For the deferral of cash fees, directors can elect to have them accounted for with “phantom shares” of the Company's common stock, or have them credited with interest as if invested in long-term certificates of deposit. For the deferral of equity, those grants are accounted for as either phantom restricted stock (for deferral of restricted stock) or deferred RSUs (for the deferral of RSUs). Both phantom shares and deferred RSUs are credited with dividend equivalents. Phantom stock balances are paid in cash when a director retires and deferred RSUs are paid in company stock.

Questar Corporation 2014 Proxy Statement 17

DIRECTOR COMPENSATION

The following fees and equity grants were received by individual directors during 2013:

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Total ($)
Teresa Beck	90,500	100,007	190,507
R. D. Cash	60,700	100,007	160,707
Laurence M. Downes	76,601	100,007	176,608
Christopher A. Helms	44,605	91,584	136,189
Gary G. Michael	36,792	100,007	136,799
Rebecca Ranich	14,500	40,060	54,560
Keith O. Rattie	59,600	100,007	159,607
Harris H. Simmons	78,602	100,007	178,609
Bruce A. Williamson	87,500	100,007	187,507

[1]	Messrs. Michael and Helms and Ms. Ranich received only a pro-rated portion of their fees due to the shorter time period they served on the Board in 2013.

[2]
On February 12, 2013, each director (except Mr. Helms and Ms. Ranich) received a grant of 4,234 shares of restricted stock or RSUs with a grant date value of $100,007. The awards vested on March 5, 2014. Those directors who elected to defer their equity received phantom restricted stock. Effective the beginning date of their service, Mr. Helms and Ms. Ranich received the same RSU grants pro-rated for the shorter time period they would serve on the Board over the vesting period. Pursuant to the terms of Mr. Michael's RSU award, the vesting of his RSUs accelerated on the date of his retirement. Directors held the following aggregate options and stock awards or phantom shares (and dividend equivalents) as of December 31, 2013:

Name	Vested Option Shares (#)	Restricted Shares/Deferred RSUs (#)	Vested Phantom Shares (#)	Unvested Phantom Shares (#)
Teresa Beck		4,234	40,221
R. D. Cash		4,234
Laurence M. Downes			5,628	4,234
Christopher A. Helms		3,600
Rebecca Ranich		1,764
Keith O. Rattie*	382,174	77,880
Harris H. Simmons			69,242	4,234
Bruce A. Williamson			49,788	4,234

* Mr. Rattie's option shares reflect option awards he received as a Company officer. His restricted shares/deferred RSUs also include 73,646 deferred RSUs he received when he became non-executive Chairman on July 1, 2010, plus dividend equivalents. As of December 31, 2013, all of Mr. Rattie's deferred RSUs have vested.

Stock Ownership Guidelines. The Board has adopted stock-ownership guidelines for outside directors of five times their annual cash board retainer after a director has served five years on the Board. Based on the current cash retainer, the stock ownership requirement is $350,000. Phantom stock units count toward the total shares held. All directors currently comply, or are on track to comply, with those guidelines.
Other Benefits. Directors participate in the Business Accident Insurance Plan that provides a benefit of up to $150,000 to the survivor of any employee or director who dies, becomes totally disabled or suffers dismemberment due to an accident while traveling on Company business.

Questar Corporation 2014 Proxy Statement 18

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

The following table lists Company shares beneficially owned by each director and named executive officer and all directors and executive officers as a group as of March 12, 2014. Each person has sole voting and investment power over the shares shown in the table except as noted.

Name	Number of Shares Owned[1,2,3]	Right to Acquire[4]	Total Shares Beneficially Owned[5]
Teresa Beck	19,291		19,291
R. Allan Bradley	100,509	158,000	258,509
R. D. Cash[6]	984,900		984,900
Laurence M. Downes	14,065		14,065
Kevin W. Hadlock	22,399		22,399
Christopher A. Helms	4,600		4,600
Thomas C. Jepperson	208,358	5,333	213,691
Ronald W. Jibson[7]	169,232	37,000	206,232
James R. Livsey	122,282	45,000	167,282
Rebecca Ranich	1,764		1,764
Keith O. Rattie[8]	414,718	382,174	796,892
Harris H. Simmons	138,595		138,595
Bruce A. Williamson	6,000		6,000
All directors and executive officers (17 individuals including those listed above)	2,368,110	659,907	3,028,017

[1]
The Company's executive officers have equivalent shares of Company stock held for their accounts in the Questar Corporation 401(k) Retirement Income Plan. The number of equivalent shares owned through such plan is as follows: Mr. Bradley 28; Mr. Jepperson 13,632; Mr. Jibson 38,719; and Mr. Livsey 5.

[2]
Includes unvested restricted stock as follows: Mr. Bradley 10,826; Mr. Hadlock 3,008; Mr. Jepperson 15,112; Mr. Jibson 33,464; and Mr. Livsey 14,111. The restricted stock receives dividends and has voting power.

[3]
Does not include RSUs or deferred RSUs awarded which do not have any voting or investment power; or phantom stock that are held through the deferred compensation plans available to the Company's directors and officers. The RSUs, deferred RSUs and phantom shares held by directors and executives are as follows:

Name	Unvested RSUs/ Deferred RSUs	Phantom Shares
Teresa Beck	4,238	125,749
R. Allan Bradley	27,850	48,117
R. D. Cash	4,238	16,928
Laurence M. Downes	4,270	16,859
Kevin W. Hadlock	13,392	5,878
Christopher A. Helms	4,238	—
Thomas C. Jepperson	22,027	53,055
Ronald W. Jibson	53,936	34,173
James R. Livsey	28,178	15,925
Rebecca Ranich	4,270	636
Keith O. Rattie*	78,446	—
Harris H. Simmons	4,270	294,353
Bruce A. Williamson	4,270	99,871

* Mr. Rattie's total includes 74,208 deferred RSUs (and dividend equivalents) granted when he became non-executive Chairman in 2010.

Questar Corporation 2014 Proxy Statement 19

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

[4]	Shares that can be acquired by exercising stock options on or within 60 days after March 12, 2014.

[5]
No individual director or executive officer beneficially owns at least or more than one percent of the shares outstanding as of March 12, 2014. The total beneficially owned by all directors and executive officers as a group equals 1.68% of the outstanding shares. The percentage of beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

[6]
Includes 570,922 shares held indirectly by Mr. Cash in a family limited partnership; 326,804 shares held in a private foundation; 35,636 shares held in a family trust; 21,076 shares held in a second family trust; and 200 shares held as custodian for a minor under the Gift to Minors Act.

[7]
Includes 72,244 shares held indirectly by Mr. Jibson in a family trust. Mr. Jibson is also the Chairman of the Board of Trustees of the Questar Corporation Education Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 108,426 shares as of March 12, 2014. As Chairman of such foundations, Mr. Jibson has voting power for such shares, but disclaims any beneficial ownership of these shares. These shares are not included in the total opposite his name.

[8]	Includes 9,404 shares held by Mr. Rattie's family's private foundation and 41,654 held in a family trust.
SECURITY OWNERSHIP, PRINCIPAL HOLDERS
The following table lists each person or group known by the Company to beneficially own at least five percent of its outstanding shares of common stock.

Name and Address of Beneficial Owner	Shares and Nature of Beneficial Ownership[1]	Percent of Class[1]
BlackRock Inc.[2] 40 East 52nd Street New York, NY 10022	13,704,927	7.80%
State Street Corporation[3] One Lincoln St. Boston, MA 02111	13,053,508	7.50%
Vanguard Group Inc.[4] 100 Vanguard Blvd. Malvern, PA 19355	10,254,126	5.85%
JPMorgan Chase & Co5 270 Park Ave. New York, NY 10017	9,691,810	5.50%
Parnassus Investments/CA.[6] 1 Market Street, #1600 San Francisco, CA 94105	9,543,274	5.45%

[1]
The number of shares beneficially owned and percent of class are as reported by the applicable principal shareholder to the SEC, and reflect holdings as of December 31, 2013. The number of shares owned by each principal shareholder may have changed since the date of the SEC filings.

[2]
As reported on Amendment No. 4 to Schedule 13G filed with the SEC on January 30, 2014. The filing indicates that of the referenced shares, BlackRock held sole voting power of 12,887,451 shares and sole dispositive power of all the shares.

[3]	As reported on Schedule 13G filed with the SEC on February 4, 2014. The filing indicates that State Street held sole voting power and sole dispositive power of all the referenced shares.

[4]
As reported on Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2014. The filing indicates that of the referenced shares, Vanguard held sole voting power of 107,452 shares, sole dispositive power of 10,157,874 shares and shared dispositive power of 96,252 shares.

[5]
As reported on Schedule 13G filed with the SEC on January 30, 2014. The filing indicates that of the referenced shares, JPMorgan Chase & Co. held sole voting power of 8,961,772 shares, shared voting power of 128,140 shares, sole dispositive power of 9,563,609 shares and shared dispositive power of 128,201 shares.

[6]
As reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2014. The filing indicates that Parnassus Investments held sole voting power and sole dispositive power of all of the referenced shares.

Questar Corporation 2014 Proxy Statement 20

SECTION 16(a) COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations, the Company's directors, certain executive officers and persons who own more than 10 percent of the Company's stock are required to file reports of ownership and changes in ownership with the SEC and the NYSE. The Company must also receive copies of all such reports. The Company's Corporate Secretary prepares and files reports for directors and executive officers based on information known and otherwise supplied. Based on a review of this information and responses to director and officer questionnaires, the Company believes that all filing requirements were satisfied for 2013.

EQUITY COMPENSATION PLAN INFORMATION
The following information is accurate as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,015,938	$11.91	5,568,160
Equity compensation plans not approved by security holders	—	—	—
Total	1,015,938	$11.91	5,568,160

Questar Corporation 2014 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our executive compensation program should be read in conjunction with the tables and text in this Proxy Statement below that describe the compensation awarded to, earned by or paid to the named executive officers.

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (CD&A) explains the principles, objectives and features of our executive compensation program. It also describes actions taken by the Management Performance Committee (referred to in this CD&A as the "Committee") to further align the interests of our named executive officers with the Company's corporate objectives and our shareholders' interests. This section also provides an understanding of how the Committee's pay decisions relate to 2013 Company performance. Although the Company’s executive compensation program is generally applicable to each executive officer, this CD&A focuses primarily on the program as applied to the Chief Executive Officer (CEO) and the other officers included in the Summary Compensation Table, who are collectively referred to in this Proxy Statement as the named executive officers. The Company's named executive officers for the fiscal year ending December 31, 2013 are:

Name	Title
Ronald W. Jibson	Chairman, President and Chief Executive Officer
Kevin W. Hadlock	Executive Vice President and Chief Financial Officer
James R. Livsey	Executive Vice President, Chief Operating Officer, Wexpro Company
R. Allan Bradley	Executive Vice President, President and Chief Executive Officer, Questar Pipeline Company
Thomas C. Jepperson	Executive Vice President and General Counsel

Executive Pay and Company Performance

In addition to other objectives, the Committee believes that the compensation paid to our executives should have a strong tie to Company performance, including not only Company operating performance, but also to shareholder return over time both on an absolute basis and relative to its peers.

2013 Company Performance Review - Our executive leadership team again led the delivery of strong 2013 operational and financial results. We were challenged by the economy, but our people and integrated business model that is less susceptible to natural gas price volatility provided strong earnings growth and stable cash flows. Here are some of the highlights:

•	Questar earned a record adjusted income of $213.6 million, and realized adjusted consolidated return on average common equity of 18.7 percent.

•	Dividends paid in 2013 increased 7 percent over 2012, continuing a four-decade tradition of growing dividends.

•	Since restructuring Questar in 2010, we have delivered total shareholder return of 76 percent in stock appreciation and reinvested dividends.
Questar Gas Company:

•	Questar Gas again achieved record adjusted income of $52.8 million. Our utility posted a 12 percent earnings growth and 10.1 percent return on equity.

•
A 2013 general rate case lowered Questar Gas's allowed return on equity to 9.85 percent, but resulted in a $7.6 million revenue increase, increased basic-service fees and expanded the use of trackers for our ambitious multi-year program to replace aging feeder and belt lines.

•	Our utility continued to control its operating expenses while maintaining its high customer satisfaction rating.
Wexpro Company:

Questar Corporation 2014 Proxy Statement 22

COMPENSATION DISCUSSION AND ANALYSIS

•	Wexpro also had another record year, growing net income 6 percent to $110.6 million. It also increased its investment base by 11 percent while generating a 19.9 percent return on equity.

•
The Wexpro II agreement (Wexpro II) was approved by the Utah and Wyoming public service commissions, duplicating the unique natural gas-production model that has benefited Questar Gas customers and Questar shareholders for more than three decades. Expanding this win-win model should benefit Questar Gas customers and Questar shareholders well into the future.

•
Subsequent to Wexpro II being approved, Wexpro acquired an additional 42 percent working interest in natural gas producing properties in a unit located in southwestern Wyoming. In early 2014, Utah and Wyoming regulators approved these properties for inclusion under the new Wexpro II.

Questar Pipeline Company:

•	Questar Pipeline reported adjusted income of $60.6 million and a 10.0 percent ROE.

•
Major pipeline projects were completed to add almost 90,000 decatherms per day of additional natural gas capacity to enable it to stay cost-competitive in its regional market and maintain its gas storage leadership.

•	Questar Pipeline also reduced its operating and administrative costs by a combined 7 percent.
Questar Fueling:

•	Questar Fueling opened two compressed natural gas (CNG) fueling facilities, including the nation's largest in Houston, Texas.
Company Performance and CEO Pay - This section shows the directional relationship between the compensation paid to our CEO and the value created for our shareholders based on Company's performance over the past three years.

Absolute Total Shareholder Return. Our CEO's compensation over the last three years has increased and is consistent with the increase in value returned to our shareholders. The chart below compares our CEO's total compensation as reported in the Summary Compensation Table (excluding change in pension value and nonqualified deferred compensation earnings) to the cumulative total shareholder return (TSR) data assuming a $100 investment in the Company's common stock at close of trading on December 31, 2010 and all dividends are reinvested. The cumulative shareholder return data is as follows:

THREE-YEAR CEO TOTAL COMPENSATION COMPARED TO SHAREHOLDER RETURN

Questar Corporation 2014 Proxy Statement 23

COMPENSATION DISCUSSION AND ANALYSIS

Relative Total Shareholder Return. Despite great year-to-year shareholder return performance, when compared to our selected peers, our TSR has underperformed. Following the three-year performance period that ended on December 31, 2013, Questar's TSR ranked 9 out of its 13 remaining peers selected in 2011. This under-performance impacted the payout of performance share awards to our named executive officers under Questar's LTSIP. For the first three-year performance period established under this program which began on January 1, 2011, the named executive officers received a 40% payout of the target shares. For the other two outstanding performance periods based on total TSR as of December 31, 2013, the performance is on track to also pay out below target. Additional information regarding the performance share awards is discussed in the section below labeled "Components of Our Compensation Program."

The following chart shows a more complete view of total direct compensation (base salary, annual incentive and long-term equity compensation) by providing the current (as of December 31, 2013) "realized" and "realizable" pay in comparison to the target compensation set for our CEO in each year.

TARGET1 CEO COMPENSATION COMPARED TO REALIZED/REALIZABLE2 COMPENSATION

[1]
Target amounts reflect base salary, target bonus, actual restricted stock or restricted stock unit awards (collectively RSU), and target performance shares (PSU) awarded for the applicable year multiplied by the grant date stock price.

[2]
The amounts realized/realizable to our CEO reflect an above-target payout of the annual bonus plan for all three years, increase in restricted stock/restricted stock units realizable value due to the increase in the Company's stock price, but a below target payout for all three years in the performance shares based on performance through December 31, 2013.

Results of 2013 Advisory Vote to Approve Executive Compensation

At the 2013 Annual Meeting of Shareholders, we held the third advisory vote on executive compensation. Similar to the prior year, more than 97 percent of votes cast were in favor of this proposal. The Committee considered this favorable outcome and believed it conveyed shareholders' support of the Committee's decisions and the existing executive compensation programs. At the 2014 Annual Meeting of Shareholders, the Company will again hold an annual advisory vote to approve named executive officers compensation. While the vote on this proposal is non-binding on the Company and the Board and does not overrule a Company or Board decision, the Committee and the Board value shareholders’ opinions. They will consider the voting outcome when making future executive compensation decisions.

2013 Executive Compensation Program

For 2013, taking into account the shareholder's vote on its say-on-pay proposal, the Committee made no material structural changes to our compensation programs or pay-for-performance philosophy. Long-term incentives for most of the named executive officers continued to consist of 50 percent time-based restricted stock units and 50 percent performance share awards, with performance criteria based upon total shareholder return (TSR) over a three-year period compared with our peer group. Mr. Jibson's long-term incentive was weighted just over 54 percent to

Questar Corporation 2014 Proxy Statement 24

COMPENSATION DISCUSSION AND ANALYSIS

performance shares and almost 46 percent to restricted stock units to put more of his pay at risk. The Committee determined this program appropriately motivated our executive officers to generate, and rewarded them for, shareholder-value creation.

The graph below shows components of the 2013 total target compensation opportunity for each named executive officer which highlights that a substantial part of the compensation is at risk and based on achieving specific performance measures.

2013 TOTAL TARGET COMPENSATION1

[1]
The percentages are based on the values stated in the 2013 Summary Compensation Table except the target bonus is based on the 2013 target annual incentive set for each named executive officer, and the performance shares are based on the target number of performance shares set for each named executive officer multiplied by the closing stock price on the grant date.

EXECUTIVE COMPENSATION HIGHLIGHTS
What we do:

•
Pay for performance - The Committee, comprised of only independent directors, ties a significant portion of each named executive officer's total direct compensation opportunity to near-term financial and operational results and long-term shareholder returns.

•
Annual executive compensation review - The Committee annually reviews all compensation elements provided to our named executive officers and, where appropriate, makes changes to incorporate current best practices.

•	Independent compensation consultant - The Committee has retained its own independent compensation consultant since 2006 to assist in its annual review.

•	Annual benchmarking - The Committee reviews benchmark compensation data of the Company's peer group and generally targets compensation at the 50th percentile, although individual positioning varies.

•
Annual risk analysis - The Committee annually reviews, analyzes and considers if our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

•
Double trigger - The Company's change-in-control severance plan provides for cash payments after a change in control only if an employee is also terminated following the change in control (i.e., a double-trigger).

•	Share-ownership guidelines - The Company has adopted share-ownership guidelines for all officers.

•	Minimal perquisites - The only perquisite the Company provides to officers is the opportunity for an executive fitness evaluation.

•	Clawback policy - The Company adopted a clawback policy in February 2014.

Questar Corporation 2014 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS

What we don't do:

•	No employment agreements - The Company has no individual employment agreements with any officer.

•	No separate change-in-control agreements - All officers participate in the same change-in-control severance plan.

•	No excise tax gross-ups upon change in control - The Company does not provide excise tax gross-ups for severance benefits.

•	No short-sales or hedging of the Company's common stock, and no excessive pledging.

•	No repricing of underwater options.

THE COMPANY'S GUIDING COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company’s executive compensation philosophy, as set by the Committee, is designed to:

•	attract, motivate, reward and retain the management talent required to achieve Company objectives at compensation levels that are fair, equitable and competitive with those of comparable companies;

•	focus management efforts on short-term and long-term drivers of shareholder value;

•	tie a significant portion of executive compensation to Company long-term stock price performance and thus shareholder returns;

•	foster a results-oriented culture while enhancing the Company’s reputation for ethics, integrity and safety; and

•	create balance across multiple financial and operating metrics and time periods in support of sound risk management.

In keeping with our philosophy, executive compensation generally is comprised of: base salary; annual short-term cash incentive awards based upon achievement of business, financial and operational goals; long-term performance-based awards; and restricted stock awards. These compensation components are discussed in more detail below under "Components of Our Compensation Program."

Market Data and Peer Groups

The Company believes that compensation for executive officers who successfully enhance shareholder value should be competitive with compensation offered by similar publicly held companies to successfully attract and retain high quality executive talent. The Company uses a peer group of companies to: gather input to develop base salary ranges, annual incentive targets and long-term incentive award ranges; benchmark the form and mix of equity awarded to executives; and assess the competitiveness of total direct compensation for executive officers.

Peer Selection - The Committee annually reviews and analyzes the selected peer group. In selecting the peer group, the Committee considers companies with a comparable business mix of natural gas utility/distribution, midstream natural gas transportation and natural gas exploration and production businesses, as well as a comparable size with respect to revenues, assets, market capitalization and enterprise value. Questar's integrated mix of these three businesses, particularly the unique nature of Wexpro Company, makes it difficult to find peer companies since very few operate in all three industry segments. The Committee believes, however, that the companies selected to benchmark 2013 compensation, which includes integrated natural gas companies, as well as other companies in the same individual businesses as Questar, is an appropriate peer group.

The table below shows the natural gas industry segment represented by each peer company selected in late 2012, as well as the enterprise value, market capitalization, revenue and assets.

Questar Corporation 2014 Proxy Statement 26

COMPENSATION DISCUSSION AND ANALYSIS

				Comparative Data[1]
Company Name	Distribution	Midstream	Production	Enterprise Value[2] ($)	Market Cap. ($)	Revenue ($)	Assets ($)
				(in billions)
AGL Resources, Inc.	X	X		8.96	4.81	2.34	13.27
Atmos Energy Corp.	X	X		5.62	3.23	4.35	7.35
Energen Corp.	X		X	5.18	3.77	1.48	5.78
EQT Corporation	X	X	X	11.05	8.83	1.64	8.75
MDU Resources Group Inc.	X	X	X	5.74	4.16	4.05	6.90
National Fuel Gas Company	X	X	X	5.83	4.50	1.78	5.84
New Jersey Resources Corp.[3]	X	X		2.63	1.90	3.01	2.68
NiSource Inc.	X	X		15.02	7.26	6.02	20.41
Northwest Natural Gas Co.	X	X		2.07	1.32	0.85	2.64
Piedmont Natural Gas Co.	X	X		3.51	2.34	1.43	3.56
South Jersey Industries, Inc.	X	X		2.52	1.61	0.83	2.33
Southwest Gas Corp.	X			3.23	2.04	1.89	4.23
Vectren Corporation	X			4.19	2.35	2.33	4.83
WGL Holdings, Inc.	X			2.73	2.08	2.75	3.95

50th Percentile				4.69	2.79	2.11	5.31
Questar Corporation[4]	X	X	X	4.90	3.57	1.19	3.50

[1]
Information obtained from Standard & Poor's Research Insight. Data reflects market capitalization values as of September 30, 2012, assets as of June 30, 2012, and revenues as of the most recent fiscal year as of October 2012 when the peer group was reviewed.

[2]	Enterprise value represents market capitalization plus debt and preferred stock minus cash.

[3]	CEO data from New Jersey Resources Corp. is not considered in setting the Company's CEO compensation because the CEO of New Jersey Resources Corporation serves on Questar's Board.

[4]	Questar's revenues do not include approximately $331 million of affiliated company revenues.
Other Market Surveys - The Committee also reviewed market data from various sources for 2013. This data supplements the proxy data from Questar's peer group. These sources include:

•	Towers Watson's Survey on Top Management Compensation, Utility Company Cut; and Mercer Benchmark Database, Executive, Utility Company Cut – both surveys of large utility companies.

•	NGTI Survey – survey of gas transmission-related positions.

•	ECI – Oil and Gas E&P Industry Compensation Survey - a survey of oil and gas exploration and production organizations.
The following table shows the data sources used for each officer:

Officer	Peer Proxy Data	Towers/Mercer	NGTI	ECI
Ronald W. Jibson	X	X
Kevin W. Hadlock	X	X
James R. Livsey[1]				X
R. Allan Bradley[2]	X		X
Thomas C. Jepperson	X	X

[1]
The peer group proxy data failed to provide adequate comparative information for Mr. Livsey in his role as head of Wexpro, our unique natural gas-development subsidiary. Market data from ECI and other factors were utilized.

[2]
Due to the limited proxy disclosures by the selected peer groups on an individual basis, Mr. Bradley's peer group was expanded to include top executives at CenterPoint Energy, ONEOK and The Williams Companies which would better reflect his role as head of a FERC-regulated natural gas pipeline. These incorporated companies which are beyond the primary peer group are significantly larger than Questar Pipeline Company, which the Committee considered when setting his total compensation.

Questar Corporation 2014 Proxy Statement 27

COMPENSATION DISCUSSION AND ANALYSIS

COMPONENTS OF OUR COMPENSATION PROGRAM
To attract, motivate and retain the executive talent required to achieve corporate performance objectives, the Committee believes it must offer key executives a competitive compensation package comprised of fixed and variable short-term and long-term components. The following table summarizes the role each component plays in the total compensation package:

Compensation Component	Role in Total Compensation
Base Salary	•Provides a fixed and market-based level of compensation to pay for an executive’s responsibility, relative expertise and experience.
Annual Cash Incentive •Annual Management Incentive Plan (AMIP)	•Variable compensation component based on performance. Motivates and rewards executives for achieving annual financial and operating goals that are aligned with shareholder and stakeholder interests.
Long-term Incentives •Restricted Stock/Restricted Stock Units •Performance Shares
•Delivers the majority of named executive officers compensation through long-term incentives aligned with shareholder interests.
•Motivates and rewards the achievement of long-term strategic Company objectives.
•Recognizes and rewards executives for Company performance relative to industry peers over multi-year time periods.
•Encourages long-term executive share ownership.
•Encourages executive retention by establishing multi-year incentive awards.

Benefits •Retirement (401(k), Pension) •Nonqualified Deferred Compensation •Other security benefits (health care, life, disability)	•Provides a tax-efficient means for employees to build financial security in retirement. •Rewards extended service with the Company. •Provides minimum income protection against certain risks.
Termination Benefits	•Provides a competitive level of income protection for a change-in-control event that results in employment termination.

Base Salary
The Committee approves any adjustments to the base salaries of all officers, including the named executive officers, every February after reviewing competitive market and peer group benchmark data at the 25th, 50th and 75th percentiles. The Committee also considers the officers' scope of responsibilities, individual performance and other individual factors and internal comparisons. The table below reflects the base salaries of our named executive officers approved in February 2013 and effective March 1, 2013. The total salary paid to each officer is included in the 2013 Summary Compensation Table.

Name	2013 Base Salary
Ronald W. Jibson	$772,500
Kevin W. Hadlock	$376,619
James R. Livsey	$398,507
R. Allan Bradley	$397,451
Thomas C. Jepperson	$366,350

Annual Cash Incentive Awards
Annual Management Incentive Plan (AMIP) - The Company's named executive officers participate in AMIP which provides for an annual cash incentive payment based on the achievement of key financial and operating goals for the Company and each major business unit. Each year, the Committee reviews and approves the specific annual performance targets for the whole Company, and each major subsidiary. Performance targets are set at the beginning of each year after a review of that year’s budget and the prior-year actual results, so as to ensure the rigor of such targets. Targets are generally at or above the Board-approved budget for the year.
The Company calculates an overall payout factor which can range from zero to 200 percent based on each business unit's actual results compared to the measures. Each officer's payment is determined by multiplying the officer's base salary on March 1 by the target percent established for each officer, multiplied by the respective payout factor.

2013 AMIP Components, Targets and Results - The 2013 AMIP motivated our executive officers by rewarding them when our annual financial and operating performance goals were met.

Consolidated goals for all business units. For all business units, 30 percent of the total payout was tied to consolidated goals including net income and, with the Company's focus on safety, two consolidated safety goals as follows:

Performance Measure	Weight	Performance Range (50% threshold to 200% max)	Target	Actual	Percent Payout
Questar adjusted income ($MM)	20%	$201 - $222	$214	$214.8	110%
Safety – DART[1] injury rate	5%	1.75 - 1.25	1.50	1.46	116%
Safety – Avoidable accident rate[2]	5%	2.30 - 1.40	2.00	1.99	102%

1 DART stands for "days away, restricted or transferred." The DART rate is calculated by taking the number of injuries that led to days away from work, job restriction and job transfer multiplied by 200,000, divided by the total number of hours worked by all employees during the calendar year.
2 Avoidable accident rate is calculated by multiplying the number of vehicle accidents that could have been avoided by a million miles, divided by the total number of miles driven.

The remaining 70 percent of the performance goals for each business unit's AMIP payout was tied to that business unit's financial (net income) and operating measures critical to its success, as detailed in the tables below.

New for 2013 - Stakeholder Value Goals. In setting each separate business unit's goals, as a new development for 2013, 20 percent of the weighting for each business unit was tied to specific strategic and operational initiatives. These goals, referred to as stakeholder value goals, may not have specific quantifiable metrics, but the Committee reviewed and agreed were critical to the Company's success. A qualitative assessment of the achievement of the stakeholder value goals allows the Committee to encourage management's efforts in areas that position the Company for future success, and to adjust for the results achieved. In February 2014 our CEO evaluated and scored each specific stakeholder value goal and reviewed his results with the Committee which the Committee took into account when determining the payout.

The specific goals, including stakeholder value goals, and results for each business unit were as follows:

Performance Measure	Weight	Performance Range (50% threshold to 200% max)	Target	Actual	Percent Payout
QUESTAR GAS COMPANY
Questar Gas adjusted income ($MM)	20%	$47.5 - $52	$50.5	$52.8	200%
O&M per customer (excluding DSM)	20%	$150 - $143	$145	$141.76	200%
Customer satisfaction	10%	6.1 - 6.5	6.3	6.37	135%
Stakeholder value goals[1]	20%	Qualitative Assessment			168%
Weighted Result (including consolidated goals)					160%

1 Stakeholder value goals for QGC included:

•	Obtain regulatory approval for major initiatives with positive outcomes such as Wexpro II and general rate case;

•	Manage a successful feeder-line program;

•	Enhance QGC's involvement in civic and business environment;

•	Meet and exceed requirements for public awareness of natural gas pipeline program;

•	Increase Questar Fueling's footprint and national exposure; and

•	Ongoing succession planning.

Questar Corporation 2014 Proxy Statement 28

COMPENSATION DISCUSSION AND ANALYSIS

Performance Measure	Weight	Performance Range (50% threshold to 200% max)	Target	Actual	Percent Payout
WEXPRO COMPANY
Wexpro adjusted income ($MM)	20%	$102 - $110	$107	$111.8	200%
Lease operating expense per Mcfe	10%	$0.42 - $0.37	$0.40	$0.39	143%
Finding cost per Mcfe	15%	$1.35 - $1.00	$1.20	$1.75	—%
Workover - recompletions rig years	5%	1.30 - 1.70	1.50	1.75	200%
Stakeholder value goals[1]	20%	Qualitative Assessment			176%
Weighted Result (including consolidated goals)					132%

1 Stakeholder value goals for Wexpro focused on:

•	Bringing forth E&P growth acquisition candidates;

•	Seeking new customers for cost-of-service gas;

•	Optimizing production from its legacy properties; and

•	Retaining and developing key management and technical staff.

Performance Measure	Weight	Performance Range (50% threshold to 200% max)	Target	Actual	Percent Payout
QUESTAR PIPELINE COMPANY
Questar Pipeline adjusted income ($MM)	20%	$53.5 - $59	$57	$60.6	200%
O&M per decatherm of demand	30%	$16 - $14.5	$15	$14.40	200%
Stakeholder value goals[1]	20%	Qualitative Assessment			152%
Weighted Result (including consolidated goals)					163%

1 QPC's stakeholder value goals include:

•	Manage staffing to maintain safe, efficient and reliable system operations while continuing to attract, manage and retain key employees;

•	Complete strategic review of non-core assets;

•	Continuously improve integrity management systems, promote a strong safety culture; and

•	Manage completion of two critical projects.

The payout for corporate AMIP participants was based on an equal 25 percent weighting tied to the performance of each of the three business units. In addition, five percent of the corporate performance goals for 2013 were tied to corporate performance objectives including corporate controllable operating and maintenance expenses and 20 percent tied to corporate-specific stakeholder value goals. The corporate AMIP goals and payout results were as follows:

Performance Measure	Weight	Performance Range (50% threshold to 200% max)	Target	Actual	Percent Payout
QUESTAR CORPORATION
Questar Gas AMIP results	25%				160%
Wexpro AMIP results	25%				132%
Questar Pipeline AMIP results	25%				163%
Corporate controllable O&M ($MM)	5%	$76 - $70	$74	$71.2	170%
Stakeholder value goals[1]	20%	Qualitative Assessment			155%
Weighted Result					153%

[1]
Stakeholder value goals for corporate focused on supporting the other business unit's regulatory requirements and growth initiatives; outreaching to key investors and involvement with community and industry; improving safety, risk and compliance culture; implementing IT strategy and documenting work flow processes; and managing heath care plans and wellness culture.

In February 2014, the Committee reviewed the performance measures of the Company's three business units and at the corporate level (as described in the above charts) against the corresponding goals and determined that the results accurately reflected the performance for the year. Each officer's target bonus (as shown below) is a percentage of his

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COMPENSATION DISCUSSION AND ANALYSIS

annual base salary in effect on March 1 of the performance year. The 2013 targets as a percent of base salary, and the percentage of such target tied to the performance of each company (in accordance with the charts above), as well as the payout percentage and actual payout, were as follows for the named executive officers:

Name	Target % of Base Salary	Questar Gas	Wexpro	Questar Pipeline	Corporate	Percent Payout %	Annual Incentive Payout ($)
Ronald W. Jibson	100%				100%	153%	1,181,925
Kevin W. Hadlock	60%				100%	153%	345,736
James R. Livsey	65%	15%	70%	15%		140%	364,844
R. Allan Bradley	65%	15%	15%	70%		158%	407,923
Thomas C. Jepperson	65%				100%	153%	364,336

Annual Management Incentive Plan II (Code Section 162(m) plan) - The Annual Management Incentive Plan II was adopted and re-approved by shareholders in 2010 to ensure that incentive plan payments met tax deductibility requirements under Internal Revenue Code (Code) Section 162(m). For 2013, the Committee approved a performance objective, which if met, would create a pool of funds up to the maximum payout for each covered individual for purposes of compliance with Code Section 162(m), but would provide for a lesser payment based upon the achievement of the annual performance goals established under AMIP as described above. In other words, achievement of the 162(m) plan performance objective is required for any funding of an AMIP payout for the participants, which included all executive officers. The performance measure under this plan approved by the Committee for 2013 was one percent of operating earnings before interest, taxes, depreciation and amortization (EBITDA). The Committee certified the achievement of this objective in February 2014 with the Company's 2013 adjusted EBITDA at $595 million. Total AMIP payout of all executive officers was .72 percent of EBITDA, under the 1 percent funded amount.

Long-Term Equity Incentive Awards

The Company's long-term incentive compensation is intended to help attract and retain key executives and ensure that executive officers have a significant financial incentive to manage the Company to maximize long-term shareholder returns. All equity incentives are granted under the Company's Long-term Stock Incentive Plan (LTSIP), which was re-approved by shareholders in 2010. Under the LTSIP, the Committee can utilize several forms of long-term equity incentive grants, including performance shares, restricted stock or restricted stock units, stock options, and performance-based restricted stock awards.

In February 2013, after consulting with its independent executive compensation consultant, Meridian Compensation Partners (Meridian), the Committee determined that a significant portion of each executive officer's total compensation should continue to be provided through equity grants under the LTSIP in generally the same proportion as established in 2012. Under this program, the Committee granted roughly one-half of the value of long-term incentives set for each of the named executive officers in shares of time-based restricted stock units and one-half in performance shares. The value of the long-term incentive for our CEO, however, was set at just over 54 percent in target performance shares and almost 46 percent tied to restricted stock unit awards to provide greater at-risk pay. Awards of restricted stock units and performance shares to the Company's CEO were ratified by the full Board.

Restricted Stock Unit Awards - The Company generally grants time-based restricted stock or restricted stock units on an annual basis. The Committee believes that these types of awards provide a strong retention vehicle, facilitate stock ownership and maintain a strong tie to shareholders. In February 2013 the Committee approved restricted stock unit grants for its executive officers, with such grants vesting over a three-year period at the rate of one-third per year.

Performance Share Awards - Performance shares were first awarded in 2011 to motivate executive officers to achieve long-term financial goals and top-tier shareholder returns. The award measures performance over a three-year period, and the number of shares of Company common stock earned are based on the actual performance against goals set at the beginning of the period. Since 2011, relative total shareholder return (TSR) as compared to the Company's selected peers has been chosen as the performance measure best representing shareholder value. The peer group that the Company's performance will be evaluated against under this grant is the same peer group used to benchmark executive compensation described under the "Market Data and Peer Groups" section above. There has been a slight variation in

Questar Corporation 2014 Proxy Statement 30

COMPENSATION DISCUSSION AND ANALYSIS

the peers for prior performance periods as noted below, with some peers having been eliminated due to being acquired or due to size.

TSR ranking is determined by using the sum of the simple-average closing stock price for each trading day in the last month of the performance period plus dividends divided by the simple average closing stock price for each trading day in the month prior to the first day of the performance period.

Participants can earn from 15 percent to a maximum of 300 percent of target shares established for each individual participant as follows:

Questar TSR Rank Compared to Peers over Performance Period	TSR Rank Multiplier	Payout Level
1	3.00	Maximum
2	2.67
3	2.34
4	2.01
5	1.68
6	1.35
7	1.00	Target
8	0.83
9	0.66
10	0.49
11	0.32
12	0.15	Threshold
13	—
14	—
15	—
If any peers are removed due to an acquisition, then the multiplier is recalculated to the lesser number of peers in a manner as predetermined by the Committee, unless such number of peers exceeds two, in which case replacement companies are selected on a predetermined basis. Payout, if any, is made in shares of Company stock (or cash equivalent value) at the end of the performance period if the long-term performance criteria are achieved or exceeded and the executive officer remains an employee. No outstanding performance share awards provide for the payment of dividends or dividend equivalents during the performance period.

The named executive officers currently have three performance share awards outstanding. These performance periods, performance measures and status of each are listed below:

Performance Period	Performance Measure	Status
2011-2013	Relative TSR
Results were certified in February 2014. Results were below target with the Company's TSR ranking 9 out of the 13 peers, resulting in a 40 percent payout. Two original peers used (Nicor and Southern Union) were eliminated due to being acquired by other companies. ONEOK was used as a peer for this period, but was replaced (due to its size) with New Jersey Resources for the 2012 grants. Vectren Corporation and South Jersey Industries were not added as peers until the 2012 grants. Payouts are reflected in the 2013 Option Exercises and Stock Vested Tables.

2012-2014	Relative TSR	Results will be certified in February 2015. Through December 31, 2013, payout is projected above threshold but below target.
2013-2015	Relative TSR
Results will be certified in February 2016. Through December 31, 2013, payout is projected lower than 2012 grants but still above threshold. The threshold, target and maximum awards for the 2013-2015 performance period are shown in the Grants of Plan-Based Awards table.

Questar Corporation 2014 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS

Qualified Retirement Plans

The Company maintains a defined contribution retirement plan (the 401(k) Plan) and a defined benefit retirement plan (the Pension Plan). The Pension Plan was closed to new hires and rehires effective July 1, 2010. All named executive officers participate in the 401(k) Plan. All named executive officers, except Mr. Hadlock, participate in the Pension Plan. These plans are described below in the “Retirement Plans” section of the Compensation Tables.

Nonqualified Deferred Compensation Plans

Deferred Compensation Wrap Plan - The Company allows the named executive officers, along with certain key employees, to defer compensation under the Deferred Compensation Wrap Plan (the Wrap Plan). The Company and the Committee believe that a Deferred Compensation Program is necessary for hiring and retention. The Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program.

Deferred Compensation Program of the Wrap Plan. The Deferred Compensation Program allows officers and certain key employees to defer from $5,000 to 50 percent of their base salaries and actual cash bonuses until termination, death or disability. Most deferred amounts may be treated either as if invested in Company stock (designated as Questar phantom stock) or as if invested in 10-year U.S. Treasury notes. Six percent of the deferred amount receives a Company matching contribution as if contributed to Questar’s 401(k) Plan, which is all designated as Questar phantom stock.

401(k) Supplemental Program of the Wrap Plan. The 401(k) Supplemental Program allows officers and certain key employees whose compensation exceeds the IRS-imposed limit ($255,000 in 2013) for compensation that may be taken into account for purposes of providing benefits under a tax-qualified retirement plan (the IRS Limit) to continue to defer 6 percent of their salaries over the IRS Limit and receive a Company match on this deferred amount as if it was invested in the 401(k) Plan. The deferred amounts and the Company matching contributions are designated in Questar phantom stock. The 401(k) Supplemental Program is described below in the “Retirement Plans” section of the Compensation Tables.

Supplemental Executive Retirement Plan (SERP) - The named executive officers also participate in the non-qualified Supplemental Executive Retirement Plan (SERP) that provides a select group of management or highly compensated employees with supplemental retirement benefits to compensate for the federal tax law limits on benefits payable from the tax-qualified Pension Plan. Participation in the SERP is limited to eligible individuals who have an accrued benefit under the Pension Plan and who receive compensation in excess of the IRS Limit or defer their compensation under the Deferred Compensation Program of the Wrap Plan. The SERP is described in more detail below under the “Retirement Plans” section of the Compensation Tables.

Executive Severance Compensation Plan

The named executive officers participate in the Company’s Executive Severance Compensation Plan, a “double-trigger” plan that provides benefits upon a qualifying employment termination occurring on or within three years following a change in control of the Company. The Company and the Committee believe this plan helps ensure that the Company attracts and retains the executive talent needed to achieve corporate objectives. It also helps ensure executives direct their attention to their duties, acting in the best interests of the shareholders, notwithstanding the possibility of a change in control. This plan was amended October 28, 2010 to eliminate the excise tax gross-up provision. A summary description of the plan and payment estimates to the named executives as of December 31, 2013 is outlined below in the “Potential Payments upon Termination” section.

Other Benefits

The named executive officers also receive or have the opportunity to participate in other benefit plans Questar offers to most employees. These benefits include: medical and dental coverage; a cafeteria plan (which includes flexible health-care spending account or health savings account as well as dependent-care spending account features); employer-provided basic life insurance (one times base salary); employee-paid supplemental life insurance (up to four times base

Questar Corporation 2014 Proxy Statement 32

COMPENSATION DISCUSSION AND ANALYSIS

salary, but not to exceed $750,000); business-travel accident insurance; catastrophic accident insurance; participation in a long-term disability plan; and the employee assistance program. The executive officers also receive paid time off, paid holidays, and are eligible for short-term disability benefits.

Perquisites

The Company limits the perquisites granted to officers and does not allow the personal use of Company cars, nor does it reimburse for country-club memberships, personal use of aircraft, supplemental welfare benefit plans or executive dining-room service. The Company does, however, cover the costs for an executive fitness evaluation which officers can participate in once every other year. We believe this is beneficial for the Company and consistent with its focus on wellness for its officers and employees.

HOW THE COMPANY MAKES COMPENSATION DECISIONS

Role of the Management Performance Committee.

The Committee is guided by its compensation philosophy as stated above and works with the CEO, the Director of Compensation and Benefits, and its executive compensation consultant, Meridian.

In making compensation decisions, the Committee reviews peer company market data, nationally recognized compensation data and other market data provided by Meridian as discussed previously. While the Committee generally targets the market's 50th percentile for each named executive officer, it may deviate, lower or higher, based on individual factors. The Committee reviews executive compensation throughout the year. It analyzes annually each component of the named executive officer’s compensation as well as each executive's total compensation to ensure that individual components and total compensation satisfy our compensation objectives. The Committee will continue to consider how it measures, evaluates and benchmarks all compensation components for executives. This helps ensure that our executive compensation remains competitive within the relevant segment of the natural gas industry, adjusted as appropriate for individual factors such as experience and expertise. In addition to Company peer and market-survey data, the Committee considers job performance, responsibilities and advancement potential when setting each named executive officer's compensation.

To ensure that executive compensation remains consistent with the Company’s objectives, the Committee routinely:

•	reviews and approves participation in the annual management incentive plans, objectives and performance targets for each major business unit;

•	reviews our consolidated financial results and the financial and operating results of the Company's major business units;

•	evaluates the individual performance of the named executive officers;

•	considers internal relative pay; and

•	develops and approves annual and long-term compensation for executive officers.

The Committee reviews the CEO's performance and compensation with input from all of the Company's outside directors and the CEO's self-evaluation. The Committee approves compensation for other executive officers based on the evaluation and recommendation of the CEO. The Committee also reviews market data and other input provided by Meridian.

Role of the CEO.

The Company's CEO recommends the level of base salary increase (if any), the annual incentive target award, and the long-term incentive award value for all other officers, including the other named executive officers. These recommendations are based on review of Meridian's benchmarking analysis of the Company's peers and general comparable survey data, each executive officer's performance, the performance of the individual's respective business unit, and employee retention considerations. The Committee reviews the CEO's recommendations and approves any compensation changes affecting our executive officers as determined in its sole discretion.

The CEO does not play a role in any matter affecting his own compensation.

Questar Corporation 2014 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Consultant.

Pursuant to its charter, the Committee has the sole authority to retain and terminate any compensation consultant engaged to assist the Committee in evaluating and establishing executive compensation. For setting 2013 executive compensation, the Committee again retained Meridian as its independent executive compensation consultant. Meridian assists the Committee in its annual review of executive compensation by:

•
reviewing, critiquing and proposing changes in the Company's compensation practices when necessary to maintain alignment with the Company's compensation objectives, including providing recommendations to the Committee regarding the Company's short-term and long-term incentive strategy;

•	providing advice and information on regulatory requirements and investor/shareholder policies relating to the Company's compensation practices;

•	reviewing the Company's selected peers and providing input in any deviation or recommended changes or replacements;

•	preparing benchmarking reports analyzing each executive officer's compensation using peer company proxy data and market surveys;

•	reviewing Committee agendas and supporting materials before each meeting, and raising questions or issues with management and the Committee chair, as appropriate; and

•	providing input on specific compensation actions for executive officers.

A Meridian partner attends Committee meetings as requested and communicates with the Committee chair between meetings. In 2013, Meridian attended all meetings of the Committee either in person or by phone, and also participated in several teleconferences with the chair. These meetings and teleconferences included discussions of the CEO's compensation during which no Company officers or employees were present.
Compensation Consultant Independence - Meridian is an independent firm providing only executive and director compensation and corporate governance advisory services. Meridian is accountable to and reports directly to the Committee. To maintain the firm's independence, Meridian provides no other services for the Company outside of its service to the Committee. The Committee annually reviews the services provided by and fees paid to Meridian. In February, the Committee also reviewed Meridian's written assessment that it meets independence factors established by the NYSE and the SEC. Based on this review, the Committee concluded that Meridian, and its individual advisers, are independent pursuant to SEC rules. The Committee agrees that Meridian can provide an objective, independent perspective on the Company's executive compensation, and that the Committee can rely on their advice.

The Committee did not engage any other adviser in 2013.

ADDITIONAL INFORMATION ON COMPENSATION PRINCIPLES

Minimum Share Ownership Guidelines
The Committee has established stock ownership guidelines for each named executive officer based on a multiple of his base salary. Under the guidelines, all named executive officers must own shares having a value of at least three times their annual base salaries, except for the CEO, who is required to own shares valued at least six times his base salary. Effective in 2013, our executives are required to achieve the applicable level of stock ownership within five years of the date he or she first becomes an executive officer or CEO, as applicable. These guidelines are intended to align the named executive officers’ interests with those of shareholders, while allowing them some opportunity to diversify their holdings. In measuring compliance with the guidelines, the Committee includes shares purchased in the open market; shares held in Company plans (401(k) and phantom shares held in the deferred compensation plans); the unvested portion of restricted stock and restricted stock units; and shares beneficially owned both directly and indirectly. Neither unexercised stock options nor unearned performance shares count toward satisfaction of the guidelines. As of December 31, 2013, all of the named executive officers held shares valued in accordance with the guidelines except for Mr. Hadlock. Mr. Hadlock, who was hired on January 1, 2011, is on track, and will have until January 1, 2016, to meet the threshold requirement.

Compensation Recoupment or "Clawback" Policy

Questar Corporation 2014 Proxy Statement 34

COMPENSATION DISCUSSION AND ANALYSIS

In February 2014, the Board adopted a compensation recoupment, or "Clawback" policy, wherein the Company has the right to recover from any current or former executive officer any equity or cash-based compensation in the event of a restatement of the Company's financial statement due to the officer's fraud or misconduct.
Insider Trading Policy and Anti-Hedging and Anti-Pledging
The Company’s Insider Trading Policy allows Section 16 officers, including the named executive officers, to trade the Company's securities only during window periods following earnings releases, and also prohibits such executive officers from short sales, selling options or derivatives covering the Company’s securities, and other similar transactions. In 2013, the Committee approved modifications to the Insider Trading Policy to clarify that all hedging activity by its directors and officers is prohibited, and pledging of the Company's securities requires clearance by the Corporate Secretary.

Tax Considerations
Section 162(m) of the Internal Revenue Code precludes the Company from deducting compensation exceeding $1 million per year to any executive officer listed in the Summary Compensation Table, except the Chief Financial Officer. Performance-based compensation, however, is not subject to this limit. When structuring compensation paid to the named executives, the Committee considers federal tax rule provisions. The Company's AMIP II as well as the performance shares granted under the Long-term Stock Incentive Plan were designed to comply with the performance-based exception under Code Section 162(m). The Committee has in the past awarded, and may in the future award, compensation that is not deductible if, in the Committee’s judgment, doing so is necessary to achieve an appropriate compensation structure.

MANAGEMENT PERFORMANCE COMMITTEE REPORT

As a part of the Committee's duties, it is charged with the responsibility of producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and this Proxy Statement. This report is based on the Committee's review of the Compensation Discussion and Analysis and the discussion of its contents with management.
The Committee, based on its review of the Compensation Discussion and Analysis and its discussions with management, recommended to the Board (and the Board has approved and directed) that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in this Proxy Statement.

Management Performance Committee
Teresa Beck, Chair
Laurence M. Downes
Bruce A. Williamson

Questar Corporation 2014 Proxy Statement 35

COMPENSATION TABLES

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table provides compensation information for the named executive officers: the CEO, Chief Financial Officer and the three other most highly compensated executive officers of the Company.

Name (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensa- tion[2] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (h)	All Other Compen- sation[4] ($) (i)	Total ($) (j)
Ronald W. Jibson	2013	768,750	0	2,393,605	0	1,181,925	2,966,083	15,300	7,325,663
	2012	733,333	0	1,848,841	0	940,688	3,548,143	15,000	7,086,005
	2011	625,000	0	1,410,134	0	963,495	2,143,291	14,700	5,156,620
Kevin W. Hadlock	2013	374,791	0	484,648	0	345,736	0	15,300	1,220,475
	2012	363,875	0	404,455	0	275,170	0	15,000	1,058,500
	2011	353,167	0	477,164	0	350,811	0	13,258	1,194,400
James R. Livsey	2013	396,573	0	1,037,516	0	364,844	730,957	15,300	2,545,190
	2012	383,250	0	866,626	0	342,447	1,171,497	15,000	2,778,820
	2011	358,333	0	654,713	0	395,021	1,059,102	14,700	2,481,869
R. Allan Bradley	2013	395,522	0	1,037,516	0	407,923	245,551	15,300	2,101,812
	2012	382,813	0	866,626	0	318,365	458,362	15,000	2,041,166
	2011	364,583	0	705,067	0	397,727	343,982	14,700	1,826,059
Thomas C. Jepperson	2013	364,002	0	835,400	0	364,336	73,889	22,074	1,659,701
	2012	350,550	0	706,743	0	287,185	698,563	21,577	2,064,618
	2011	342,000	0	615,908	0	337,964	832,864	21,277	2,150,013

[1]
The amounts reported are: the aggregate grant date fair value of restricted stock and performance shares granted in 2011, 2012 and 2013 determined under share-based compensation accounting guidance in accordance with FASB ASC Topic 718. For the performance share awards, the values reflect the value of the performance shares at the probable outcome of Company performance. The grant date fair market values of such awards at the maximum level of payout for each of the awards is as follows:

Name	2013-2015 Performance Shares ($)	2012-2014 Performance Shares ($)	2011-2013 Performance Shares ($)
Mr. Jibson	4,780,787	3,146,488	2,130,396
Mr. Hadlock	910,943	688,323	456,498
Mr. Livsey	1,950,017	1,474,868	989,124
Mr. Bradley	1,950,017	1,474,868	1,065,198
Mr. Jepperson	1,570,141	1,202,773	930,498
Assumptions used in the calculation of the amounts are described in Note 11 to the consolidated financial statements in Item 8 of Part II of the Company's 2013 Form 10-K.

[2]
The amounts reported reflect payments received by all officers under the Company's AMIP. The amount listed for Mr. Jepperson for 2011, 2012 and 2013 includes amounts voluntarily deferred by him under the Questar Corporation Deferred Compensation Wrap Plan.

Questar Corporation 2014 Proxy Statement 36

COMPENSATION TABLES

3 The amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in preparing the consolidated financial statements included in Item 8 of Part II of the Company’s 2013 Form 10-K. The benefits' present value has been calculated assuming the named executive officer retires at the later of age 62 (which is the earliest age the executive could collect a benefit without a reduction for early retirement) or January 1, 2014. For 2012 and 2011, the change in the SERP present value used the same assumptions as used in the Pension Plan. For 2013 calculations, the present value of the SERP was recalculated as of December 31, 2012 using the assumptions consistent with those used for preparing the financial statements. The change in the present value of Mr. Jibson's pension reflects a number of factors, including the increase in his base salary and bonus after becoming CEO on July 1, 2010 which significantly increased his final average annual earnings used in the formula under the Pension and SERP, his 33 years of service, his age, and historically low interest rates as well as the actuarial impact on the net present value of his Pension Plan and SERP accrued benefits due to lower discount rates. It is expected that in 2014, even if the discount rate is unchanged, Mr. Jibson's Pension and SERP benefit accrual will be reduced. The traditional pension formula that applies to Mr. Jibson was closed to employees hired on or after July 1, 2010. See footnote 2 to Pension Table and accompanying text for additional detail on the calculation of the Pension Plan and SERP benefits. The named executive officers' total compensation minus the amount reported under the change in pension value are as follows:

Name	2013 Total Compensation without Change in Pension Value ($)
Mr. Jibson	4,359,580
Mr. Hadlock	1,220,475
Mr. Livsey	1,814,233
Mr. Bradley	1,856,261
Mr. Jepperson	1,585,812

[4]
Items included in column (i) for 2013 include Company matching contributions to the named executive officer's account in the 401(k) Plan and payment upon the officer's election to sell accrued paid-time off (PTO) which is limited to 40 hours per calendar year. These are the same benefits offered to all employees:

Name	401(k) Employer Match ($)	Paid Time-Off Sold ($)	Total ($)
Mr. Jibson	15,300		15,300
Mr. Hadlock	15,300		15,300
Mr. Livsey	15,300		15,300
Mr. Bradley	15,300		15,300
Mr. Jepperson	15,300	6,774	22,074

Questar Corporation 2014 Proxy Statement 37

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS

This table shows the 2013 plan-based awards granted to the named executives. For non-equity and equity incentive plans, it outlines the ranges of possible awards. For stock awards, the table shows the number of shares granted and the grant-date fair values of those awards.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#) (i)	Grant Date Fair Value of Stock & Option Awards[4] ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Ronald W. Jibson	Feb 12, 2013	9,656	772,500	1,545,000
	Feb 12, 2013				6,033	40,222	120,666		1,593,596
	Feb 12, 2013							33,870	800,009
Kevin W. Hadlock	Feb 12, 2013	2,825	225,971	451,942
	Feb 12, 2013				1,150	7,664	22,992		303,648
	Feb 12, 2013							7,663	181,000
James R. Livsey	Feb 12, 2013	1,943	259,030	518,060
	Feb 12, 2013				2,461	16,406	49,218		650,006
	Feb 12, 2013							16,406	387,510
R. Allan Bradley	Feb 12, 2013	1,938	258,343	516,686
	Feb 12, 2013				2,461	16,406	49,218		650,006
	Feb 12, 2013							16,406	387,510
Thomas C. Jepperson	Feb 12, 2013	2,977	238,128	476,256
	Feb 12, 2013				1,982	13,210	39,630		523,380
	Feb 12, 2013							13,210	312,020

[1]
The amounts represent the annual incentive plan award opportunities granted in February 2013 to each named executive officer for the 2013 performance year. The target amount was based on the target percentage and base salaries as of March 1, 2013. Actual payments under these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

[2]
The values under these columns represent the number of performance shares granted to the named executive officers in 2013 under the LTSIP. It shows potential threshold, target or maximum payout amounts granted for the three-year performance period from January 1, 2013 to December 31, 2015. The method of determination of the actual payout amounts is described in more detail above under the Long-term Incentives section of this Proxy Statement. The grant date fair value of the target is included in the Stock Awards column of the 2013 Summary Compensation Table. For a discussion of the performance share awards for 2013, see the CD&A section above.

[3]
This column represents grants made in February 2013 of restricted stock units, which grants vest over a three-year period, starting approximately one year after the grant date, with one-third of the units vesting in each remaining year.

[4]
The grant date fair value of stock awards is calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are described in Note 11 to the consolidated financial statements included in Item 8 of Part II of the Company’s 2013 Form 10-K. This does not reflect the actual value a named executive officer may receive, which depends both on meeting actual performance for the performance shares and on market prices. There can be no assurance that the amounts reflected will be realized.

Questar Corporation 2014 Proxy Statement 38

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013
The table below shows outstanding equity awards for the named executive officers as of December 31, 2013.

		Option Awards[1]				Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable[2] (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)	Option Exercise Price[3] ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested[4] (#) (g)	Market Value of Shares or Units of Stock that have not Vested[4] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights that have not Vested[5] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights that have not Vested[5] ($) (j)
Ronald W. Jibson	Feb 10, 2009	25,000		11.40	Mar 5, 2016
	Feb 9, 2010	12,000		13.10	Mar 5, 2017
	Jul 1, 2010					19,711	453,156	/
	Feb 18, 2011					12,984	298,502
	Feb 10, 2012					27,506	632,363	41,260	948,567
	Feb 12, 2013					33,870	778,671	6,033	138,699
Kevin W. Hadlock	Jan 3, 2011					3,333	76,626
	Feb 18, 2011					2,782	63,958
	Feb 10, 2012					6,017	138,331	9,026	207,508
	Feb 12, 2013					7,663	176,172	1,150	26,439
James R. Livsey	Feb 10, 2009	30,000		11.40	Mar 5, 2016
	Feb 9, 2010	15,000		13.10	Mar 5, 2017
	Jul 1, 2010					7,665	176,218
	Feb 18, 2011					6,028	138,584
	Feb 10, 2012					12,893	296,410	19,340	444,627
	Feb 12, 2013					16,406	377,174	2,461	56,578
R. Allan Bradley	Jan 3, 2005	100,000		7.84	Jan 3, 2015
	Feb 10, 2009	40,000		11.40	Mar 5, 2016
	Feb 9, 2010	18,000		13.10	Mar 5, 2017
	Jul 1, 2010					4,380	100,696
	Feb 18, 2011					6,492	149,251
	Feb 10, 2012					12,893	296,410	19,340	444,627
	Feb 12, 2013					16,406	377,174	2,461	56,578
Thomas C. Jepperson	Feb 9, 2010	5,333		13.10	Mar 5, 2017
	Jul 1, 2010					9,855	226,566
	Feb 18, 2011					5,671	130,376
	Feb 10, 2012					10,514	241,717	15,772	362,598
	Feb 12, 2013					13,210	303,698	1,982	45,566

[1]
The outstanding option awards granted prior to July 1, 2010 do not reflect the QEP Resources options obtained when the Company spun off QEP Resources on June 30, 2010. In conjunction with the spinoff, all outstanding stock options originally denominated in shares of Company common stock were adjusted into two separate awards -- one denominated in Questar common stock and one denominated in QEP Resources common stock. The number of QEP Resources common stock distributed to award holders was equal to the number of QEP Resources shares that a shareholder of Questar common stock would have received effective on the June 30, 2010, spin date (i.e., a ratio of one share of QEP Resources common stock for every one share of Questar common stock). The resulting QEP Resources and Questar awards continue to be subject to the vesting schedule under the original Questar award agreement. The adjustment preserved, but did not increase, the equity awards’ value.

[2]	Options granted are fully exercisable. No options were granted after 2010.

Questar Corporation 2014 Proxy Statement 39

COMPENSATION TABLES

3    The following chart indicates the original exercise price of each stock option granted prior to the spinoff of QEP Resources on June 30, 2010, and the adjusted price as reflected in column (e) above:

Grant Date	Original Exercise Price ($)	Adjusted Exercise Price ($)
February 9, 2010	40.65	13.10
February 10, 2009	35.38	11.40
January 3, 2005	24.33*	7.84

*	This price reflects a two-for-one stock split on June 18, 2007.

[4]
Columns (g) and (h) reflect the number of shares of unvested restricted stock or RSUs that remain outstanding and corresponding market value based on the closing market price of the Company's common stock on December 31, 2013. These awards, except for the July 1, 2010 award, vest in three equal installments starting on March 5 of the year following the year of grant. The July 1, 2010 awards were special grants made in recognition of each executive's efforts in accomplishing the spinoff of QEP Resources and vest in three equal annual installments starting on September 5, 2012.

[5]
Columns (i) and (j) relate to performance shares granted in 2012 and 2013. These shares become earned and vested at the end of a three-year performance period from, respectively, January 1, 2012 - December 31, 2014, and from January 1, 2013 - December 31, 2015. The number of shares earned, if any, is subject to each officer's continued employment and the Company's total shareholder return compared to its peer group of companies at the end of each three-year performance period. The number of performance shares shown in column (i) are: for the 2012-2014 performance period, the target number of shares that may be earned if the Company's total shareholder return ranked six out of the 15 peers selected; and for the 2013-2015 performance period, the threshold number of shares that may be earned if the Company's total shareholder return ranked 12 out of the 15 peers selected, which is the lowest ranking for any shares to be earned. The value shown in column (j) is the number of shares shown in column (i) times the closing price of the Company's common stock on December 31, 2013.

Questar Corporation 2014 Proxy Statement 40

COMPENSATION TABLES

OPTION EXERCISES AND STOCK VESTED

The table below presents information concerning the exercise of stock options and the vesting of stock for the named executive officers during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards[1]
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Ronald W. Jibson			79,385	1,835,115
Kevin W. Hadlock			12,463	293,459
James R. Livsey			29,875	689,087
R. Allan Bradley			51,182	1,201,110
Thomas C. Jepperson			50,989	1,186,599

1    Represents restricted stock vested during 2013 as well as performance shares for the 2011-2013 performance period which vested on December 31, 2013 but were not paid until after February 10, 2014 when the Committee certified the results and the amounts earned. One half of the shares were paid in cash based on the fair market value of the Company's stock on February 10, 2014. The following table provides detail of the stock awards vested and value realized in 2013. The value realized on vesting equals the market value on the vesting date multiplied by the number of shares vested.

	Restricted Stock Vested		Performance Shares Vested
Name (a)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Ronald W. Jibson	63,803	1,476,885	15,582	358,230
Kevin W. Hadlock	9,124	216,695	3,339	76,764
James R. Livsey	22,641	522,777	7,234	166,310
R. Allan Bradley	43,391	1,021,995	7,791	179,115
Thomas C. Jepperson	44,183	1,030,129	6,806	156,470

RETIREMENT PLANS AND PENSION BENEFITS

401(k) Retirement Income Plan (the 401(k) Plan)

The 401(k) Plan, a defined contribution retirement plan, allows employees to defer and contribute a portion of their compensation up to the IRS-imposed maximum annual deferral amount. The Company provides matching contributions on 100 percent of employee contributions up to 6 percent of a participant’s eligible compensation that is contributed. The employee deferrals and matching contributions are invested in mutual funds or other alternatives, including the Company stock fund, as directed by the participant.

Questar Corporation 2014 Proxy Statement 41

COMPENSATION TABLES

Retirement Plan (the Pension Plan)

The Pension Plan, a defined benefit retirement plan qualified for favorable treatment under the IRC, was closed to any new hires and rehires effective July 1, 2010. It is funded entirely by Company contributions based on regulatory requirements using actuarial calculations. The Pension Plan provides for a basic annual benefit that is calculated by multiplying the employee's final average earnings by 1.3 percent and then multiplying such sum by the employee's years of service (to a maximum of 25 years). The final average earnings number is defined as the average annual earnings (including annual incentive payments, but not long-term incentive payments) for the three consecutive years with the highest earnings within the last ten years of employment. This basic benefit is increased for each year of service in excess of 25 (multiplying final average earnings by .5 percent). Participants may also receive a permanent supplemental benefit that is calculated by multiplying the difference between the participant’s final average earnings and the "covered compensation" by a factor that varies by age. (The term "covered compensation" refers to the 35-year-average Social Security wage base tied to the year of a participant's birth). Employees who are at least age 55 with 10 years of service are eligible for and may commence early retirement with a reduction to their benefit by .2083 percent per month prior to age 62. Employees eligible for and taking early retirement prior to age 62 also receive a temporary supplement until age 62 that is tied to years of service. A participant vests in his or her benefit after five years of vesting service. Participants with a vested benefit who terminate employment before age 55 or before having ten years of credited service are considered "terminated vested'' participants. Such participants may commence their benefit under the Pension Plan as early as age 55, but such benefit is reduced by .5 percent per month prior to age 65. Notwithstanding the lump sum nature of the disclosure in the table below, if the present value of the accrued benefit exceeds $5,000, benefits must be taken as a monthly annuity for the life of the participant and a survivor annuity for the participant's spouse or beneficiary, if applicable. Optional annuity forms of benefit payment are available.

The 401(k) Supplemental Plan and SERP

Federal tax laws limit both the amount of a participant's annual compensation ($255,000 for 2013) that can be used to determine benefits under qualified retirement plans and the amount of benefits that can be paid to a participant from such plans. The 401(k) Supplemental Program of the Wrap Plan and the SERP, nonqualified plans, were adopted to compensate officers who are affected by these limits. The 401(k) Supplemental Program allows participants to defer up to 6 percent of their compensation in excess of the federal tax limit and receive Company matching contributions on such deferral as if it had been contributed to the 401(k) Plan absent such limits (see the Nonqualified Deferred Compensation Table and corresponding notes for more discussion of the 401(k) Supplemental Program). The SERP provides retirement benefits equal to the difference between the benefits payable under the Pension Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Company’s Wrap Plan.

Any accrued SERP benefit as of December 31, 2004 was grandfathered under the provisions of the SERP in existence prior to January 1, 2005, which allowed for payment of a monthly annuity, a lump-sum payment, or limited annual installments beginning on or within five years of the participant’s retirement date. Any distributions of SERP benefits that accrued on or after January 1, 2005 are made in lump-sum cash payments or limited annual installments upon a date elected by the participant on or after the participant’s termination, death or disability, but no earlier than age 55.

Questar Corporation 2014 Proxy Statement 42

COMPENSATION TABLES

PENSION BENEFITS

The following table sets forth the pension benefit of the named executive officers under the Pension Plan and the SERP.

Name (a)	Plan (b)	Number of Years Credited Service[1] (#) (c)	Present Value of Accumulated Benefit[2] ($) (d)	Payments During Last Fiscal Year ($) (e)
Ronald W. Jibson[3]	Pension Plan	33.19	1,528,645	—
	SERP	33.19	9,632,040	—
Kevin W. Hadlock[4]	Pension Plan	—	—	—
	SERP	—	—	—
James R. Livsey[3]	Pension Plan	29.00	1,461,438	—
	SERP	29.00	3,564,862	—
R. Allan Bradley	Pension Plan	9.00	529,275	—
	SERP	9.00	1,283,837	—
Thomas C. Jepperson[3]	Pension Plan	25.76	1,336,715	—
	SERP	25.76	3,005,672	—

[1]
The number of years of credited service for the named executives assumes they were eligible for early retirement as of December 31, 2013. Under the terms of the Pension Plan, if the participant is eligible for early retirement and has worked 1,000 hours with a participating company in the last year of service, a full year of credit is given.

[2]
The present value of accumulated benefit calculation is based on an assumed retirement date at the later of: age 62 (the earliest age at which a participant may retire under the Pension Plan without a benefit reduction due to age) or January 1, 2014. The calculation above, as well as the calculation for the change in pension value and nonqualified deferred compensation earnings in the Summary Compensation Table, also uses the following year-end financial disclosure assumptions:

•	Marital status: 80% married with spouses three years younger than executives

•	Form of Payment

◦	Pension: Married - 60% electing 50% Joint & Survivor (J&S) annuity, 15% electing 75% J&S annuity, and 25% electing 100% J&S annuity
Single - single life annuity

◦	SERP: Lump sum

•	Discount rate

◦	Pension: 4.90% as of 1/1/2014 and 4.20% as of 1/1/2013

◦	SERP: 3.30% as of 1/1/2014 and 2.40% as of 1/1/2013

•	Post-normal retirement age (NRA) mortality: 12/31/2014: IRS 2014 Static Table and 12/31/2013: IRS 2013 Static Table. No post retirement mortality was used for the SERP.

•	Note that no mortality is assumed prior to NRA for proxy disclosure purposes

[3]
Messrs. Jibson, Jepperson and Livsey also have a supplemental retirement benefit provided when the Company changed its vacation policy as of January 1, 1997. This benefit was calculated by multiplying the employee's December 31, 1996, base salary by the hours accrued under the service-date vacation schedule in place prior to the change. These benefits are frozen and include $354 for Mr. Jibson, $1,616 for Mr. Jepperson and $3,006 for Mr. Livsey.

[4]	Mr. Hadlock is not eligible to participate in the Pension Plan or SERP as he was hired after the Pension Plan was closed on July 1, 2010.

Questar Corporation 2014 Proxy Statement 43

COMPENSATION TABLES

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth details of the participation of the named executive officers in the deferred compensation plans maintained by the Company.

Name (a)	Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY2 ($) (d)	Aggregate Withdrawals/ Distribution ($) (e)	Aggregate Balance at Last FYE ($) (f)
Ronald W. Jibson	87,210	87,210	18,474	—	653,617
Kevin W. Hadlock	20,949	12,372	3,292	—	114,996
James R. Livsey	29,012	29,012	9,660	—	341,486
R. Allan Bradley	27,504	27,504	32,607	—	1,659,344
Thomas C. Jepperson	282,793	23,736	27,441	—	985,433

[1]
The named executives automatically participate in the 401(k) Supplemental Program when their compensation exceeds the compensation cap ($255,000 in 2013) and they can no longer make deferrals to the 401(k) Plan.

[2]	Aggregate earnings are not included in the Summary Compensation Table because they do not include any above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

No executive officer has an employment contract. Therefore, any payments upon termination would be calculated pursuant to the plans detailed in the CD&A and the terms of the equity award agreements. For termination due to any reason, the executive officer would receive payment for any earned but unpaid salary and accrued time-off benefits, and other fully-vested benefits to which he is already entitled or are required to be provided by law.

The table below shows other potential payments to the named executive officers as of December 31, 2013 if their termination was due to their retirement, death or disability. If their employment ends for any of these three reasons, they (or their beneficiaries) receive a prorated AMIP and performance share award at the end of the performance period based on the length of service during the performance period when compared to the entire performance period.

Name	Termination Due to Retirement			Termination Due to Death or Disability
	Non-Equity Incentive Plan Payments[1] ($)	Equity Incentive Plan Payments[2] ($)	Total ($)	Non-Equity Incentive Plan Payments[1] ($)	Equity Incentive Plan Payments[2] ($)	Accelerated Equity[3] ($)	Total ($)
Ronald W. Jibson	1,181,925	1,036,841	2,218,766	1,181,925	1,036,841	2,162,692	4,381,458
Kevin W. Hadlock	—	—	—	345,736	223,915	455,087	1,024,738
James R. Livsey	364,844	481,587	846,431	364,844	481,587	988,386	1,834,817
R. Allan Bradley	—	—	—	407,923	494,392	923,531	1,825,846
Thomas C. Jepperson[4]	364,336	413,391	777,727	364,336	413,391	902,358	1,680,085

[1]
Except for payments to Messrs. Hadlock and Bradley due to retirement, the Non-Equity Incentive Plan values are the same as those shown on the Summary Compensation Table for 2013. Messrs. Hadlock and Bradley do not have the requisite 10 years of service to receive payments under AMIP or any performance shares due to a “retirement.”

[2]
Except for payments to Messrs. Hadlock and Bradley due to retirement, the Equity Incentive Plan Payment values represent the number of performance shares earned for the 2011-2013 performance period; the target number of pro-rated shares earned for the 2012-2014 performance period; and the threshold amount of pro-rated shares for the 2013-2015 performance period. The prorated

Questar Corporation 2014 Proxy Statement 44

COMPENSATION TABLES

amount is determined based upon the number of months of the performance period the executive was employed. Executives do not receive a pro-rated amount unless they have been employed for at least 12 months of the performance period, unless otherwise approved by the Committee. The pro-rated amounts do not reflect the actual payout which would be determined at the end of the performance period. Amounts for the performance shares represent the value of the Company's common stock as of December 31, 2013.

[3]	Reflects the acceleration of unvested restricted stock and RSUs multiplied by the Company's stock price on December 31, 2013.

[4]
Mr. Jepperson deferred 50 percent of his AMIP payment under the Deferred Compensation Wrap Plan. Payment of the deferred amount would be made to him following his termination pursuant to his elections under that plan.

Potential Payments upon Termination Following a Change in Control

Executive Severance Compensation Plan - Under the Company’s Executive Severance Compensation Plan, a “double trigger” plan, participants receive certain severance benefits if the participant's employment is terminated within 3 years following a change in control, if such termination is initiated by the employer for any reason other than for cause, death or disability, or by the participant for good reason. This plan provides the following severance benefits to the named executive officers:

•	a cash payment equal to three times the sum of the participant's annual base salary and the target annual bonus;

•	a cash payment of the prorated target amount under the annual bonus plan(s);

•
a cash payment representing the difference between the net present value of the benefits under the Pension Plan and SERP calculated at the time of termination (retirement benefit) and the retirement benefit with two additional years of credited service; and

•	continued medical and dental insurance coverage, basic and supplemental life insurance, accidental death or dismemberment and disability coverage for twenty four months following termination.

The plan does not contain any gross-up provision for any excise taxes incurred under Code Section 280G. However, if it is determined that the total payments made (as well as any benefit provided) would be subject to excise tax imposed by Code Section 4999, then the payments shall be reduced to provide the executive the largest payment on a “net after-tax" basis.

Under the plan, a Change in Control of the Company shall be deemed to have occurred if:

•
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (Exchange Act)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company;

•
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of October 26, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on October 26, 2010, or whose appointment, election or nomination for election was previously so approved or recommended;

•
the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

Questar Corporation 2014 Proxy Statement 45

COMPENSATION TABLES

•
the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

The following table shows payments to the named executive officers under the plan if there had been a termination due to a change in control on December 31, 2013 that triggered the severance benefits:

Payments	Jibson	Hadlock	Livsey	Bradley	Jepperson
Severance (3 X (base + bonus))	$4,635,000	$1,807,771	$1,970,550	$1,969,442	$1,813,433
Prorated bonus payment	772,500	225,971	259,030	258,343	238,128
Retirement benefit payment	228,788	0	111,351	414,808	100,728
Welfare benefit values	57,510	41,663	13,902	13,902	27,990
Aggregate payments	$5,693,798	$2,075,405	$2,354,833	$2,656,495	$2,180,279

Other payments following a Change in Control - In addition to payments under the severance plan, the named executive officers would also receive payment of their compensation deferred under the Deferred Compensation Wrap Plan, payment of any SERP benefits, and the accelerated vesting of any unvested equity, including performance shares. Under the performance share award agreements, upon a Change in Control, the participant becomes fully vested and the performance period will end on such date. The number of performance shares earned as of such date is determined using the metrics set forth in the award agreement as applied to the shortened performance period. The following performance shares would have been earned under the performance share award agreements to the named executive officers if a change-in-control event occurred and their employment had terminated on December 31, 2013:

Name	2013-2015 Performance Shares (#)	2012-2014 Performance Shares (#)	2011-2013 Performance Shares (#)
Mr. Jibson	19,709	27,232	15,582
Mr. Hadlock	3,755	5,957	3,339
Mr. Livsey	8,039	12,764	7,234
Mr. Bradley	8,039	12,764	7,791
Mr. Jepperson	6,473	10,410	6,806

Questar Corporation 2014 Proxy Statement 46

FINANCE AND AUDIT COMMITTEE REPORT

FINANCE AND AUDIT COMMITTEE REPORT
In accordance with the Finance and Audit Committee Charter, the Board has determined that each member of our Committee meets the independence requirements set by the NYSE and is financially literate. The Board has also determined that Messrs. Helms, Simmons and Williamson and Ms. Beck are audit committee financial experts as defined by the SEC. No member of the Committee serves as a member of the audit committee of more than three public companies.
We reviewed and discussed with the Company's officers the audited financial statements for the year ended December 31, 2013. We discussed with representatives of Ernst & Young LLP (EY) the Company's independent auditor, the matters required by Statement on Auditing Standards No. 61, adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have also received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Committee concerning independence, and we have discussed with representatives of EY its independence from the Company. We have also discussed with the Company's officers and EY such other matters and received such assurances from them as we deemed appropriate concerning the Company's financial matters, internal controls over financial reporting and compliance.
We have adopted procedures for pre-approving all audit and non-audit services provided by EY. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services and authorizing the Company to execute letter agreements setting forth such fees. Our approval is required for any services to be performed by EY that are not specified in the letter agreements. We have delegated approval authority to our chair, but any exercises of such authority are reported to us at our next meeting.
Based on our review and discussions, we have recommended to the Company's Board of Directors the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Finance and Audit Committee
Bruce A. Williamson, Chair
Teresa Beck
Christopher A. Helms
Harris H. Simmons
INDEPENDENT AUDITOR FEES
Ernst & Young LLP billed the Company the listed fees for services performed during each year:

	2013[1]	2012[2]
Audit Fees	$1,390,859	$975,379
Audit-Related Fees	$115,000	$114,648
Tax Fees	$0	$3,312
Total	$1,505,859	$1,093,339

1     EY estimates for 2013 include $135,000 for financial audit fees.
2    2012 was restated to reflect the difference between estimates and actual payments for audit fees of $87,476.
Audit fees, including expenses, relate to EY's fiscal-year audit and interim reviews of the annual financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings, including consents and review of documents filed with the SEC. Audit fees also include charges related to compliance with the Sarbanes-Oxley Act of 2002.
Audit-related fees are billed for assurance and related services by EY that are reasonably related to the performance of the audit or review of the Company's financial statements, consultations concerning Generally Accepted Accounting Principles, and evaluations of the impact of new requirements mandated by Congress, the SEC, and the Financial Accounting Standards Board. These fees also include audits of the Company's employee benefit plans.
Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, and tax planning. We have concluded that the provision of the non-audit services listed above is compatible with maintaining EY's independence.

Questar Corporation 2014 Proxy Statement 47

ITEM NO. 2 - RATIFICATION OF INDEPENDENT AUDITOR

ITEM NO. 2 – RATIFICATION OF INDEPENDENT AUDITOR

The Board of Directors, upon the recommendation of its Finance and Audit Committee, affirmed the selection of Ernst & Young LLP (EY) to continue to serve as the Company’s independent auditor for 2014. We are asking shareholders to ratify the selection of EY. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of EY for ratification because we value shareholders’ views on the Company’s independent registered public accounting firm. In the event that shareholders fail to ratify the selection, the Board and the Finance and Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Finance and Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to approval by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Representatives of EY will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHARHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITOR.

ITEM NO. 3 – ADVISORY VOTE TO APPROVE THE NAMED EXECUTIVE OFFICERS COMPENSATION

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, together with the compensation tables of this Proxy Statement. The Management Performance Committee designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and to link the compensation to the value created for our shareholders. Our compensation program also reflects best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2013, the Management Performance Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and the creation of shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement along with the accompanying tables provides a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal. For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis together with the accompanying compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this proposal is advisory and will not be construed as overruling a decision by the Company or the Board. However, the Board values the opinions of our shareholders and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Questar Corporation 2014 Proxy Statement 48

OTHER MATTERS

OTHER MATTERS

Annual Report and Form 10-K
Upon request, we will promptly send without charge a copy of the Annual Report, Form 10-K (excluding exhibits) or Proxy Statement to you. Please contact Julie A. Wray, Corporate Secretary at 333 South State Street, P.O. Box 45433, Salt Lake City UT 84145-0433, or at 801-324-2736 to make the request. The annual report for the fiscal year 2013, including financial statements, was posted to our website at www.questar.com on February 25 2014.

Other matters to be considered at Annual Meeting
The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters come before the meeting, it is the intention of proxyholders, who are named in the proxy card and elsewhere in this Proxy Statement, to vote in accordance with their best judgment on such matters. Pursuant to the Company's Bylaws, business items or director nominations must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before, or nominate directors for election at, an annual meeting. A shareholder who wants to nominate a person for election as a director or propose business to be considered at an annual meeting must deliver a written notice, by certified mail, to the Company's Corporate Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year's annual meeting. Accordingly, with respect to the 2015 Annual Meeting, such notice must be received no earlier than January 22, 2015, and no later than February 21, 2015. The notice must set forth the information required by the Company's Bylaws.

Any proposal (other than a proposal made pursuant to Rule 14a-8) or director nomination that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) and the named proxies will have discretionary authority to vote on the proposal. In addition, the proposed business or director nomination might not be allowed to be brought before the annual meeting. A copy of the Company's Bylaws specifying the requirements will be furnished to any shareholder without charge upon written request to the Corporate Secretary. The Company’s Corporate Governance Guidelines and Business Ethics and Compliance Policy are available on the Company’s website at www.questar.com and in print without charge at a shareholder’s request.

Shareholder Proposals
Under SEC rules, if a shareholder wants the Company to include a proposal in the Company’s proxy statement for the 2015 annual meeting of shareholders, the proposal must be received at the Company’s executive office no later than December 8, 2014. Any such proposal must comply with Rule 14a-8.

Forward-Looking Statements
This Proxy Statement may include "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us.We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in our Form 10-K for the year ended December 31, 2013 and in our periodic reports on Form 10-Q and Form 8-K.

By Order of the Board of Directors

Julie A. Wray Corporate Secretary

Questar Corporation 2014 Proxy Statement 49

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

QUESTAR CORPORATION ATTN: Thomas C. Jepperson 333 South State Street P.O. BOX 45433 SALT LAKE CITY, UT 84111
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				KEEP THIS PORTION FOR YOUR RECORDS DETACH
	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.				AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1	Election of Directors	For	Against	Abstain

1a	1a Teresa Beck	☐	☐	☐

1b	1b R. D. Cash	☐	☐	☐

1c	1c Laurence M. Downes	☐	☐	☐

1d	1d Christopher A. Helms	☐	☐	☐	NOTE: The proxies are authorized to vote at their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

1e	1e Ronald W. Jibson	☐	☐	☐

1f	1f Rebecca Ranich	☐	☐	☐

1g	1g Harris H. Simmons	☐	☐	☐

1h	1h Bruce A. Williamson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	Ratify the selection of Ernst & Young LLP as the Company's independent auditor.	☐	☐	☐

3	Advisory vote to approve named executive officer compensation.	☐	☐	☐

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice &
Proxy Statement is/are available at www.proxyvote.com

QUESTAR CORPORATION Annual Meeting of Shareholders May 22, 2014 3:30 PM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Thomas C. Jepperson and Kevin W. Hadlock, or either of them as proxies, each with the power to appoint his substitute and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy and at their discretion on any matter that may properly come before the meeting, all of the shares of common stock of Questar Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of the Shareholders and any adjournment(s) or postponement(s) thereof to be held at 3:30 p.m. Mountain Time on Thursday, May 22, 2014 at Entrada at Snow Canyon Country Club, 2537 West Entrada Trail, St. George, UT 84770. This proxy hereby revokes any proxies previously submitted by the shareholder with respect to the shares represented by this proxy.

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY FOR PROPOSALS 1, 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side